Filed Pursuant to Rule 424(b)(3)
File No. 333-271097

STATEMENT OF ADDITIONAL INFORMATION

OCTOBER 31, 2023

SEI Alternative Income Fund

Shares of Beneficial Interest

Class F
Class Y

The SEI Alternative Income Fund (the "Fund") is a newly organized Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end management investment company that operates as an interval fund. The Fund intends to offer two separate classes of shares of beneficial interests ("Shares") designated as Class F ("Class F Shares") and Class Y ("Class Y Shares"). The Fund has no operating history. The Fund's investment objective is to generate income and, to a lesser extent, seek long-term capital appreciation. There can be no assurance that the Fund will achieve its investment objective.

This Statement of Additional Information (this "Statement of Additional Information") is not a prospectus and is authorized for distribution to prospective investors only if preceded or accompanied by the Prospectuses. This Statement of Additional Information should be read in conjunction with the Prospectuses which are dated October 31, 2023. Copies of the Prospectuses may be obtained upon request and without charge by writing to the Fund at SEI Investments Management Corporation, One Freedom Valley Drive, Oaks, Pennsylvania 19456 ("SIMC" or "Adviser"), or by calling toll-free 800-DIAL-SEI or by accessing the Fund's website at https://www.seic.com/mutual-fund-documentation/prospectuses-and-reports. The information on the website is not incorporated by reference into this Statement of Additional Information and investors should not consider it a part of this Statement of Additional Information. The Prospectuses, and other information about the Fund, is also available on the U.S. Securities and Exchange Commission's (the "SEC") website at http://www.sec.gov.

Capitalized terms used but not defined in this Statement of Additional Information have the meanings ascribed to them in the Prospectuses.

TABLE OF CONTENTS

GENERAL DESCRIPTION OF THE FUND	1
INVESTMENT POLICIES AND PRACTICES	1
INVESTMENT OBJECTIVE AND RESTRICTIONS	13
TRUSTEES AND OFFICERS OF THE FUND	15
MANAGEMENT	19
CODE OF ETHICS	22
BROKERAGE ALLOCATION AND OTHER PRACTICES	22
REPURCHASE OFFERS	24
PROXY VOTING POLICY AND PROXY VOTING RECORD	25
CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES	26
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
LEGAL COUNSEL	26
FINANCIAL STATEMENTS	26
APPENDIX A	A-1

GENERAL DESCRIPTION OF THE FUND

The Fund is a continuously offered, non-diversified, closed-end management investment company which operates as an "interval fund." Closed-end funds differ from open-end funds (commonly known as mutual funds) in that investors in closed-end funds do not have the right to redeem their shares on a daily basis. Unlike many closed-end funds, which typically list their shares on a securities exchange, the Fund does not currently intend to list the Shares (as defined below) for trading on any securities exchange, and the Fund does not expect any secondary market to develop for the Shares in the foreseeable future. Therefore, an investment in the Fund, unlike an investment in a typical closed-end fund, is not a liquid investment. To provide some liquidity to Shareholders, the Fund will be structured as an "interval fund" and conduct quarterly repurchase offers for a limited amount of the Fund's Shares (expected to be 5% of the Fund's Shares outstanding). The Fund is classified as a non-diversified management investment company under the Investment Company Act of 1940, as amended ("1940 Act"), and, as a result, is not required to meet certain diversification requirements under the 1940 Act. The Fund was organized as a Delaware statutory trust on March 1, 2023.

The Fund offers two separate classes (each a "Class") of shares of beneficial interests ("Shares") designated as Class F ("Class F Shares") and Class Y ("Class Y Shares"). Each Class of Shares is subject to different fees and expenses. The Fund may offer additional classes of Shares in the future. The Fund and the Adviser have been granted exemptive relief to, among other things, (i) designate multiple classes of Shares; (ii) impose on certain of the classes an early withdrawal charge and schedule waivers of such; and (iii) impose class specific annual asset-based distribution fees on the assets of the various classes of Shares to be used to pay for expenses incurred in fostering the distribution of the Shares of the particular class. Under the exemptive relief, the Fund and/or the Adviser are required to comply with certain regulations that would not otherwise apply.

INVESTMENT POLICIES, PRACTICES AND RISKS

The Fund invests primarily in a portfolio comprised of collateralized loan obligations ("CLOs"), and may also invest in structured notes, warehousing facilities, cash, cash equivalents, and securities of affiliated and non-affiliated money market funds and other investment companies. The investment objective and principal investment strategies of the Fund, as well as the principal risks associated with the Fund's principal investment strategies, are set forth in the Prospectuses. Certain additional non-principal investment strategies and techniques which the Fund may use, as well as their attendant risks, are set forth below.

Non-Principal Investment Strategies and Techniques and Related Risks

The Fund may utilize derivative instruments, such as forwards, futures, options, and swaps, repurchase agreements, reverse repurchase agreements and sale-buybacks, and a variety of special investment instruments and techniques, to hedge the portfolios of the Fund and the Credit Investments against various risks (such as changes in interest rates or other factors that affect security values) or for non-hedging purposes to pursue the Fund's investment objective, including to indirectly invest in or gain exposure to Credit investments. The Fund may also invest in certain other instruments or vehicles, such as asset-backed securities and hedge funds. Certain of the special investment instruments and techniques that the Fund may use are speculative and involve a high degree of risk, particularly in the context of non-hedging transactions.

Derivatives. In an attempt to reduce systemic and counterparty risks associated with over-the-counter ("OTC") derivatives transactions, the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") requires that a substantial portion of OTC derivatives be executed in regulated markets and submitted for clearing to regulated clearinghouses. The Commodities Futures Trading Commission ("CFTC") also requires a substantial portion of derivative transactions that have historically been executed on a bilateral basis in the OTC markets to be executed through a regulated swap execution facility or designated contract market. The SEC is expected to eventually impose a similar requirement with respect to security-based swaps. Such requirements could limit the ability of the Fund to invest or remain invested in derivatives and may make it more difficult and costly for investment funds, including the Fund, to enter into highly tailored or customized transactions. They may also render certain strategies in which the Fund might otherwise engage impossible or so costly that they will no longer be economical to implement.

OTC trades submitted for clearing will be subject to minimum initial and variation margin requirements set by the relevant clearinghouse, as may be adjusted to a higher amount by the Fund's Futures Commission Merchant, as well as possible SEC- or CFTC-mandated margin requirements. With respect to uncleared swaps, swap dealers are required to collect variation margin from the Fund and may be required to collect initial margin from the Fund pursuant to the CFTC's or the Prudential Regulators' uncleared swap margin rules. Both initial and variation margin must be in the form of eligible collateral, and may be composed of cash and/or securities, subject to applicable regulatory haircuts. These rules also mandate that collateral in the form of initial margin be posted to cover potential future exposure attributable to uncleared swap transactions for certain entities, which may include the Fund. In the event the Fund is required to post collateral in the form of initial margin in respect of its uncleared swap transactions, all such collateral will be posted with a third-party custodian pursuant to a triparty custody agreement between the Fund, its dealer counterparty and an unaffiliated custodian.

Although the Dodd-Frank Act requires many OTC derivative transactions previously entered into on a principal-to-principal basis to be submitted for clearing by a regulated clearinghouse, certain of the derivatives that may be traded by the Fund may remain principal-to-principal or OTC contracts between the Fund and third parties. The risk of counterparty non-performance can be significant in the case of these OTC instruments, and "bid-ask" spreads may be unusually wide in these markets. To the extent not mitigated by implementation of the Dodd-Frank Act, if at all, the risks posed by such instruments and techniques, which can be complex, may include: (1) credit risks (the exposure to the possibility of loss resulting from a counterparty's failure to meet its financial obligations), as further discussed below; (2) market risk (adverse movements in the price of a financial asset or commodity); (3) legal risks (the characterization of a transaction or a party's legal capacity to enter into it could render the transaction unenforceable, and the insolvency or bankruptcy of a counterparty could pre-empt otherwise enforceable contract rights); (4) operational risk (inadequate controls, deficient procedures, human error, system failure or fraud); (5) documentation risk (exposure to losses resulting from inadequate documentation); (6) liquidity risk (exposure to losses created by inability to prematurely terminate derivative transactions); (7) systemic risk (the risk that financial difficulties in one institution or a major market disruption will cause uncontrollable financial harm to the financial system); (8) concentration risk (exposure to losses from the concentration of closely related risks such as exposure to a particular industry or exposure linked to a particular entity); and (9) settlement risk (the risk faced when one party to a transaction has performed its obligations under a contract but has not yet received value from its counterparty).

Swap dealers and major swap participants that are registered with the CFTC and with whom the Fund may trade are subject to minimum capital and margin requirements. These requirements may apply irrespective of whether the OTC derivatives in question are traded bilaterally or cleared. OTC derivatives dealers are subject to business conduct standards, disclosure requirements, reporting and recordkeeping requirements, transparency requirements, position limits, limitations on conflicts of interest, and other regulatory burdens. These requirements may increase the overall costs for OTC derivative dealers, which are likely to be passed along, at least partially, to market participants in the form of higher fees or less advantageous dealer marks. The full impact of the Dodd-Frank Act on the Fund remains uncertain, and it is unclear how the OTC derivatives markets will ultimately adapt to this new regulatory regime.

Rule 18f-4 under the 1940 Act governs a Fund's use of derivative instruments and certain other transactions that create future payment and/or delivery obligations by the Fund. Rule 18f-4 permits the Fund to enter into Derivative Transactions (as defined below) and certain other transactions notwithstanding the restrictions on the issuance of "senior securities" under Section 18 of the 1940 Act. Section 18 of the 1940 Act, among other things, prohibits open-end funds, including a Fund, from issuing or selling any "senior security," other than borrowing from a bank (subject to a requirement to maintain 300% "asset coverage"). In connection with the adoption of Rule 18f-4, the SEC eliminated the asset segregation framework arising from prior SEC guidance for covering Derivatives Transactions and certain financial instruments.

Under Rule 18f-4, "Derivative Transactions" include the following: (1) any swap, security-based swap (including a contract for differences), futures contract, forward contract, option (excluding purchased options), any combination of the foregoing, or any similar instrument, under which a Fund is or may be required to make any payment or delivery of cash or other assets during the life of the instrument or at maturity or early termination, whether as margin or settlement payment or otherwise; (2) any short sale borrowing; (3) reverse repurchase agreements and similar financing transactions, if a Fund elects to treat these transactions as Derivatives Transactions under Rule 18f-4; and (4) when-issued or forward-settling securities (e.g., firm and standby commitments, including to-be-announced ("TBA") commitments, and dollar rolls) and non-standard settlement cycle securities, unless the Fund intends to physically settle the transactions and the transaction will settle within 35 days of its trade date.

Rule 18f-4 requires that a fund that invests in Derivative Transactions above a specified amount adopt and implement a derivatives risk management program administered by a derivatives risk manager that is appointed by and overseen by the fund's Board, and comply with an outer limit on fund leverage risk based on value at risk. A fund that uses Derivative Transactions in a limited amount is considered a "limited derivatives user," as defined in Rule 18f-4, will not be subject to the full requirements of Rule 18f-4, but will have to adopt and implement policies and procedures reasonably designed to manage the fund's derivatives risk. A fund will be subject to reporting and recordkeeping requirements regarding its use of Derivative Transactions.

The requirements of Rule 18f-4 may limit the Fund's ability to engage in Derivative Transactions as part of its investment strategies. These requirements may also increase the cost of the Fund's investments and cost of doing business, which could adversely affect the value of the Fund's investments and/or the performance of the Fund. The rule also may not be effective to limit the Fund's risk of loss. In particular, measurements of VaR rely on historical data and may not accurately measure the degree of risk reflected in a Fund's derivatives or other investments. There may be additional regulation of the use of Derivative Transactions by registered investment companies, which could significantly affect their use. The ultimate impact of the regulations remains unclear. Additional regulation of Derivative Transactions may make them more costly, limit their availability or utility, otherwise adversely affect their performance or disrupt markets.

CFTC Regulations. Pursuant to rules adopted under the Commodity Exchange Act ("CEA") by the CFTC, the Fund must either operate within certain guidelines and restrictions with respect to the Fund's use of futures, options on such futures, commodity options and certain swaps, or the Adviser will be subject to registration with the CFTC as a "commodity pool operator" ("CPO"). Additionally, the Fund may acquire instruments which may be treated as commodity interests or invest in vehicles that hold commodity interests.

Consistent with the CFTC's regulations, the Adviser, on behalf of the Fund, has claimed relief from CPO registration pursuant to the no-action relief granted by CFTC No-Action Letter No. 12-38 for operators of "fund-of-funds", with respect to the Fund's operations. Therefore, the Fund will not be subject to regulation as a commodity pool under the CEA and the Adviser will not be subject to registration or regulation as a CPO under the CEA with respect to the Fund. Pursuant to this exemption from registration, the Adviser will not be required to provide prospective investors with a CFTC compliant disclosure document, nor will the Adviser be required to provide investors with periodic account statements or certified annual reports that satisfy the requirements of CFTC rules applicable to registered CPOs. It is possible that the CFTC will adopt regulations or a regulatory position making the no-action relief and the exclusion referred to above unavailable to the Fund. In any case where the no-action relief and the exclusion are unavailable to the Fund, additional CFTC-mandated disclosure, reporting, and recordkeeping obligations may apply with respect to the Fund. Compliance with the CFTC's regulatory requirements could increase Fund expenses and potentially adversely affect the Fund's total return.

Forward Foreign Currency Contracts. A forward foreign currency contract involves a negotiated obligation to purchase or sell a specific currency at a future date or range of future dates (with or without delivery required), which may be any fixed number of days from the date of the contract agreed upon by the parties, at a price set at the time of the contract. These contracts are generally traded in the interbank market conducted directly between currency traders (usually large, commercial banks) and their customers. A forward foreign currency contract generally has no deposit requirement, and no commissions are charged at any stage for trades.

Forward contracts generally may not be liquidated prior to the stated maturity date, although the parties to a contract may agree to enter into a second offsetting transaction with the same maturity, thereby fixing each party's profit or loss on the two transactions. Nevertheless, each position must still be maintained to maturity unless the parties separately agree on an earlier settlement date. As a result, a party to a forward contract must be prepared to perform its obligations under each such contract in full. Parties to a forward contract may also separately agree to extend the contract by "rolling" it over prior to the originally scheduled settlement date. The Fund may use forward contracts for cash equitization purposes, which allows the Fund to invest consistent with its investment strategy while managing daily cash flows, including significant client inflows and outflows.

The Fund may use currency instruments as part of a hedging strategy, as described below.

Transaction Hedging. Transaction hedging is entering into a currency transaction with respect to specific assets or liabilities of the Fund, which will generally arise in connection with the purchase or sale of its portfolio securities or the receipt of income therefrom. The Fund may enter into transaction hedging out of a desire to preserve the U.S. dollar price of a security when it enters into a contract for the purchase or sale of a security denominated in a foreign currency. The Fund may be able to protect itself against possible losses resulting from changes in the relationship between the U.S. dollar and foreign currencies during the period between the date the security is purchased or sold and the date on which payment is made or received by entering into a forward contract for the purchase or sale, for a fixed amount of U.S. dollars, of the amount of the foreign currency involved in the underlying security transactions.

Position Hedging. The Fund may sell a non-U.S. currency and purchase U.S. currency to reduce exposure to the non-U.S. currency (called "position hedging"). The Fund may use position hedging when SIMC reasonably believes that the currency of a particular foreign country may suffer a substantial decline against the U.S. dollar. The Fund may enter into a forward foreign currency contract to sell, for a fixed amount of U.S. dollars, the amount of foreign currency approximating the value of some or all of its portfolio securities denominated in such foreign currency. The forward foreign currency contract amount and the value of the portfolio securities involved may not have a perfect correlation because the future value of the securities hedged will change as a consequence of the market between the date the forward contract is entered into and the date it matures.

Cross-Hedges. The Fund may also cross-hedge currencies by entering into transactions to purchase or sell one or more currencies that are expected to decline in value relative to other currencies to which the Fund has, or in which the Fund expects to have, portfolio exposure.

Proxy Hedges. Proxy hedging is often used when the currency to which the Fund's portfolio is exposed is difficult to hedge or to hedge against the U.S. dollar. Proxy hedging entails entering into a forward contract to sell a currency whose changes in value are generally considered to be linked to a currency or currencies in which some or all of the Fund's portfolio securities are, or are expected to be denominated, and to buy U.S. dollars. The amount of the contract would not exceed the value of the Fund's securities denominated in linked currencies.

In addition to the hedging transactions described above, the Fund may also engage in currency transactions in an attempt to take advantage of certain inefficiencies in the currency exchange market, to increase their exposure to a foreign currency or to shift exposure to foreign currency fluctuations from one currency to another.

Unless consistent with and permitted by its stated investment policies, the Fund will not enter into a transaction to hedge currency exposure to an extent greater, after netting all transactions intended wholly or partially to offset other transactions, than the aggregate market value (at the time of entering into the transaction) of the securities held in its portfolio that are denominated or generally quoted in or currently convertible into such currency, other than with respect to proxy hedging, described above. If consistent with and permitted by its stated investment policies, the Fund may take long and short positions in foreign currencies in excess of the value of the Fund's assets denominated in a particular currency or when the Fund does not own assets denominated in that currency. The Fund may engage in currency transactions for hedging purposes as well as to enhance the Fund's returns.

A non-deliverable forward transaction is a transaction that represents an agreement between the Fund and a counterparty (usually a commercial bank) to buy or sell a specified (notional) amount of a particular currency at an agreed-upon foreign exchange rate on an agreed upon future date. The non-deliverable forward transaction position is closed using a fixing rate, as defined by the central bank in the country of the currency being traded, that is generally publicly stated within one or two days prior to the settlement date. Unlike other currency transactions, there is no physical delivery of the currency on the settlement of a non-deliverable forward transaction. Rather, the Fund and the counterparty agree to net the settlement by making a payment in U.S. dollars or another fully convertible currency that represents any differential between the foreign exchange rate agreed upon at the inception of the non-deliverable forward agreement and the actual exchange rate on the agreed-upon future date. Thus, the actual gain or loss of a given non-deliverable forward transaction is calculated by multiplying the transaction's notional amount by the difference between the agreed-upon forward exchange rate and the actual exchange rate when the transaction is completed. Although forward foreign currency transactions are exempt from the definition of "swap" under the CEA, non-deliverable forward transactions are not, and, thus, are subject to the CFTC's regulatory framework applicable to swaps.

The ability to establish and close out positions on currency futures contracts is subject to the maintenance of a liquid market, which may not always be available. An option on a currency provides the purchaser, or "holder," with the right, but not the obligation, to purchase, in the case of a "call" option, or sell, in the case of a "put" option, a stated quantity of the underlying currency at a fixed exchange rate up to a stated expiration date (or, in the case of certain options, on such date). The holder generally pays a nonrefundable fee for the option, referred to as the "premium," but cannot lose more than this amount, plus related transaction costs. Thus, where the Fund is a holder of options contracts, such losses will be limited in absolute amount. In contrast to a forward contract, an option imposes a binding obligation only on the seller, or "writer." If the holder exercises the option, the writer is obligated to complete the transaction in the underlying currency. An option generally becomes worthless to the holder when it expires. In addition, in the context of an exchange-traded option, the writer is often required to deposit initial margin and may be required to increase the margin on deposit if the market moves against the writer's position. Options on currencies may be purchased in the OTC market between commercial entities dealing directly with each other as principals. In purchasing an OTC currency option, the holder is subject to the risk of default by the writer and, for this reason, purchasers of options on currencies may require writers to post collateral or other forms of performance assurance.

Buyers and sellers of currency futures contracts are subject to the same risks that apply to the use of futures contracts generally, which are described elsewhere in this SAI. Further, settlement of a currency futures contract for the purchase of most currencies must occur at a bank based in the issuing nation, which may subject the Fund to additional risk.

Risks. Currency transactions are subject to risks that are different from those of other portfolio transactions. Currency exchange rates may fluctuate based on factors extrinsic to that country's economy. Although forward foreign currency contracts and currency futures tend to minimize the risk of loss due to a decline in the value of the hedged currency, at the same time they may limit any potential gain which might result should the value of such currency increase. Because currency control is of great importance to the issuing governments and influences economic planning and policy, purchase and sales of currency and related instruments can be negatively affected by government exchange controls, blockages, and manipulations or exchange restrictions imposed by governments. These can result in losses to the Fund if it is unable to deliver or receive currency or funds in the settlement of obligations and could also cause hedges it has entered into to be rendered useless, resulting in full currency exposure as well as incurring transaction costs. Buyers and sellers of currency futures are subject to the same risks that apply to the use of futures generally. Further, settlement of a currency futures contract for the purchase of most currencies must occur at a bank based in the issuing nation. The ability to establish and close out positions on currency futures contracts is subject to the maintenance of a liquid market, which may not always be available.

The Fund may take active positions in currencies, which involve different techniques and risk analyses than the Fund's purchase of securities. Active investment in currencies may subject the Fund to additional risks, and the value of the Fund's investments may fluctuate in response to broader macroeconomic risks than if the Fund invested only in fixed income securities. The Fund may take long and short positions in foreign currencies in excess of the value of the Fund's assets denominated in a particular currency or when the Fund does not own assets denominated in that currency. If the Fund enters into currency transactions when it does not own assets denominated in that currency, the Fund's volatility may increase and losses on such transactions will not be offset by increases in the value of the Fund's assets.

Currency hedging involves some of the same risks and considerations as other transactions with similar instruments. Currency transactions can result in losses to the Fund if the currency being hedged fluctuates in value to a degree in a direction that is not anticipated. Furthermore, there is a risk that the perceived linkage between various currencies may not be present or may not be present during the particular time that the Fund is engaging in proxy hedging. Suitable hedging transactions may not be available in all circumstances. Hedging transactions may also eliminate any chance for the Fund to benefit from favorable fluctuations in relevant foreign currencies.

Risks associated with entering into forward foreign currency contracts include the possibility that the market for forward foreign currency contracts may be limited with respect to certain currencies and, upon a contract's maturity, the inability of the Fund to negotiate with the dealer to enter into an offsetting transaction. As mentioned above, forward foreign currency contracts may be closed out only by the parties entering into an offsetting contract. This creates settlement risk in forward foreign currency contracts, which is the risk of loss when one party to the forward foreign currency contract delivers the currency it sold but does not receive the corresponding amount of the currency it bought. Settlement risk arises in deliverable forward foreign currency contracts where the parties have not arranged to use a mechanism for payment-versus-payment settlement, such as an escrow arrangement. In addition, the correlation between movements in the prices of those contracts and movements in the price of the currency hedged or used for cover will not be perfect. There is no assurance an active forward foreign currency contract market will always exist. These factors will restrict the Fund's ability to hedge against the risk of devaluation of currencies in which the Fund holds a substantial quantity of securities and are unrelated to the qualitative rating that may be assigned to any particular security. In addition, if a currency devaluation is generally anticipated, the Fund may not be able to contract to sell currency at a price above the devaluation level it anticipates. The successful use of forward foreign currency contracts as a hedging technique draws upon special skills and experience with respect to these instruments and usually depends on the ability of SIMC to forecast interest rate and currency exchange rate movements correctly. Should interest or exchange rates move in an unexpected manner, the Fund may not achieve the anticipated benefits of forward foreign currency contracts or may realize losses and thus be in a worse position than if those strategies had not been used. Many forward foreign currency contracts are subject to no daily price fluctuation limits so adverse market movements could continue with respect to those contracts to an unlimited extent over a period of time.

Futures Contracts and Options on Futures Contracts. Futures contracts (also called "futures") provide for the future sale by one party and purchase by another party of a specified amount of a specific security at a specified future time and at a specified price. An option on a futures contract gives the purchaser the right, in exchange for a premium, to assume a position in a futures contract at a specified exercise price during the term of the option. An index futures contract is a bilateral agreement pursuant to which two parties agree to take or make delivery of an amount of cash equal to a specified dollar amount times the difference between the index value at the close of trading of the contract and the price at which the futures contract is originally struck. No physical delivery of the securities comprising the index is made, and generally contracts are closed out prior to the expiration date of the contract.

The Fund may also invest in Treasury futures, interest rate futures, interest rate swaps, and interest rate swap futures. A Treasury futures contract involves an obligation to purchase or sell Treasury securities at a future date at a price set at the time of the contract. The sale of a Treasury futures contract creates an obligation by the Fund to deliver the amount of certain types of Treasury securities called for in the contract at a specified future time for a specified price. A purchase of a Treasury futures contract creates an obligation by the Fund to take delivery of an amount of securities at a specified future time at a specific price. Interest rate futures can be sold as an offset against the effect of expected interest rate increases and purchased as an offset against the effect of expected interest rate declines. Interest rate swaps are an agreement between two parties where one stream of future interest rate payments is exchanged for another based on a specified principal amount. Interest rate swaps often exchange a fixed payment for a floating payment that is linked to a particular interest rate. Interest rate swap futures are instruments that provide a way to gain swap exposure and the structure features of a futures contract in a single instrument. Swap futures are futures contracts on interest rate swaps that enable purchasers to cash settle at a future date at the price determined by the benchmark rate at the end of a fixed period.

The Fund will reduce the risk that it will be unable to close out a futures contract by only entering into futures contracts that are traded on national futures exchanges regulated by the CFTC (generally, futures must be traded on such exchanges). The Fund may use futures contracts and related options for either hedging purposes or risk management purposes, or to gain exposure to currencies, as well as to enhance the Fund's returns. Instances in which the Fund may use futures contracts and related options for risk management purposes include: (i) attempting to offset changes in the value of securities held or expected to be acquired or be disposed of; (ii) attempting to minimize fluctuations in foreign currencies; (iii) attempting to gain exposure to a particular market, index or instrument; or (iv) other risk management purposes. The Fund may use futures contracts for cash equitization purposes, which allows the Fund to invest consistent with its investment strategy while managing daily cash flows, including significant client inflows and outflows.

There are significant risks associated with the Fund's use of futures contracts and options on futures contracts, including: (i) the success of a hedging strategy may depend on SIMC's ability to predict movements in the prices of individual securities, fluctuations in markets and movements in interest rates; (ii) there may be an imperfect or no correlation between the changes in market value of the securities held by the Fund and the prices of futures and options on futures; (iii) there may not be a liquid secondary market for a futures contract or option; (iv) trading restrictions or limitations may be imposed by an exchange; and (v) government regulations or exchange requirements may restrict trading in futures contracts and options on futures contracts. In addition, some strategies reduce the Fund's exposure to price fluctuations, while others tend to increase its market exposure.

Options. The Fund may purchase and write put and call options on indexes and enter into related closing transactions. A put option on a security gives the purchaser of the option the right to sell, and the writer of the option the obligation to buy, the underlying security at any time during the option period, or for certain types of options, at the conclusion of the option period or only at certain times during the option period. A call option on a security gives the purchaser of the option the right to buy, and the writer of the option the obligation to sell, the underlying security at any time during the option period, or for certain types of options, at the conclusion of the option period or only at certain times during the option period. The premium paid to the writer is the consideration for undertaking the obligations under the option contract.

The Fund may purchase and write put and call options on foreign currencies (traded on U.S. and foreign exchanges or OTC markets) to manage its exposure to exchange rates.

Put and call options on indexes are similar to options on securities except that options on an index give the holder the right to receive, upon exercise of the option, an amount of cash if the closing level of the underlying index is greater than (or less than, in the case of puts) the exercise price of the option. This amount of cash is equal to the difference between the closing price of the index and the exercise price of the option, expressed in dollars multiplied by a specified number. Thus, unlike options on individual securities, all settlements are in cash, and gain or loss depends on price movements in the particular market represented by the index generally rather than the price movements in individual securities. Options on indexes may, depending on circumstances, involve greater risk than options on securities. Because stock index options are settled in cash, when the Fund writes a call on an index it may not be able to provide in advance for its potential settlement obligations by acquiring and holding the underlying securities.

The Fund may trade put and call options on securities, securities indexes and currencies, as SIMC determines is appropriate in seeking to achieve the Fund's investment objective, unless otherwise restricted by the Fund's investment limitations.

The initial purchase (sale) of an option contract is an "opening transaction." In order to close out an option position, the Fund may enter into a "closing transaction," which is simply the sale (purchase) of an option contract on the same security with the same exercise price and expiration date as the option contract originally opened. If the Fund is unable to effect a closing purchase transaction with respect to an option it has written, it will not be able to sell the underlying security until the option expires or the Fund delivers the security upon exercise.

The Fund may purchase put and call options on securities for any lawful purpose, including to protect against a decline in the market value of the securities in its portfolio or to anticipate an increase in the market value of securities that the Fund may seek to purchase in the future. When purchasing put and call options, the Fund pays a premium for such options. If price movements in the underlying securities are such that exercise of the options would not be profitable for the Fund, loss of the premium paid may be offset by an increase in the value of the Fund's securities or by a decrease in the cost of the acquisition of securities by the Fund.

The Fund may write (i.e., sell) "covered" call options on securities for any lawful purpose, including as a means of increasing the yield on its assets and as a means of providing limited protection against decreases in its market value. The Fund may engage in a covered call option writing (selling) program in an attempt to generate additional income or provide a partial hedge to another position of the Fund. A call option is "covered" if the Fund either owns the underlying instrument or has an absolute and immediate right (such as a call with the same or a later expiration date) to acquire that instrument. The underlying instruments of such covered call options may consist of individual equity securities, pools of equity securities, exchange-traded funds ("ETFs") or indexes.

The writing of covered call options is a more conservative investment technique than writing of naked or uncovered options, but capable of enhancing the Fund's total return. When the Fund writes a covered call option, it profits from the premium paid by the buyer but gives up the opportunity to profit from an increase in the value of the underlying security above the exercise price. At the same time, the Fund retains the risk of loss from a decline in the value of the underlying security during the option period. Although the Fund may terminate its obligation by executing a closing purchase transaction, the cost of effecting such a transaction may be greater than the premium received upon its sale, resulting in a loss to the Fund. If such an option expires unexercised, the Fund realizes a gain equal to the premium received. Such a gain may be offset or exceeded by a decline in the market value of the underlying security during the option period. If an option is exercised, the exercise price, the premium received and the market value of the underlying security determine the gain or loss realized by the Fund.

When the Fund writes an option, if the underlying securities do not increase or decrease, as applicable, to a price level that would make the exercise of the option profitable to the holder thereof, the option will generally expire without being exercised and the Fund will realize as profit the premium received for such option. When a call option of which the Fund is the writer is exercised, the Fund will be required to sell the underlying securities to the option holder at the strike price and will not participate in any increase in the price of such securities above the strike price. When a put option of which the Fund is the writer is exercised, the Fund will be required to purchase the underlying securities at a price in excess of the market value of such securities.

The Fund may purchase and write options on an exchange or OTC. OTC options differ from exchange-traded options in several respects. They are transacted directly with dealers and not with a clearing corporation or futures commission merchant, and therefore entail the risk of non-performance by the dealer. OTC options are available for a greater variety of securities and for a wider range of expiration dates and exercise prices than are available for exchange-traded options. Because OTC options are not traded on an exchange, pricing is normally done by reference to information from a market maker. It is the SEC's position that OTC options are generally illiquid. The market value of an option generally reflects the market price of an underlying security. Other principal factors affecting market value include supply and demand, interest rates, the pricing volatility of the underlying security and the time remaining until the expiration date.

Risks. Risks associated with options transactions include: (i) the success of a hedging strategy may depend on an ability to predict movements in the prices of individual securities, fluctuations in markets and movements in interest rates; (ii) there may be an imperfect correlation between the movement in prices of options and the securities underlying them; (iii) there may not be a liquid secondary market for options; and (iv) though the Fund will receive a premium when it writes covered call options, it may not participate fully in a rise in the market value of the underlying security.

Swaps, Caps, Floors, Collars and Swaptions. Swaps are centrally cleared or OTC derivative products in which two parties agree to exchange payment streams calculated by reference to an underlying asset, such as a rate, index, instrument or securities (referred to as the "underlying") and a predetermined amount (referred to as the "notional amount"). The underlying for a swap may be an interest rate (fixed or floating), a currency exchange rate, a commodity price index, a security, group of securities or a securities index, a combination of any of these, or various other rates, securities, instruments, assets or indexes. Swap agreements generally do not involve the delivery of the underlying or principal, and a party's obligations are generally equal to only the net amount to be paid or received under the agreement based on the relative values of the positions held by each party to the swap agreement.

A great deal of flexibility is possible in the way swaps may be structured. For example, in a simple fixed-to-floating interest rate swap, one party makes payments equivalent to a fixed interest rate, and the other party makes payments calculated with reference to a specified floating interest rate, such as LIBOR or the prime rate. In a currency swap, the parties generally enter into an agreement to pay interest streams in one currency based on a specified rate in exchange for receiving interest streams denominated in another currency. Currency swaps may involve initial and final exchanges of the currency that correspond to the agreed upon notional amount. The use of currency swaps is a highly specialized activity which involves special investment techniques and risks, including settlement risk, non-business day risk, the risk that trading hours may not align, and the risk of market disruptions and restrictions due to government action or other factors.

The Fund may engage in simple or more complex swap transactions involving a wide variety of underlying assets for various reasons. For example, the Fund may enter into a swap (i) to gain exposure to investments (such as an index of securities in a market) or currencies without actually purchasing those stocks or currencies; (ii) to make an investment without owning or taking physical custody of securities or currencies in circumstances in which direct investment is restricted for legal reasons or is otherwise impracticable; (iii) to hedge an existing position; (iv) to obtain a particular desired return at a lower cost to the Fund than if it had invested directly in an instrument that yielded the desired return; or (v) for various other reasons.

The Fund may enter into credit default swaps as a buyer or a seller. The buyer in a credit default contract is obligated to pay the seller a periodic stream of payments over the term of the contract provided no event of default has occurred. If an event of default occurs, the seller must pay the buyer the full notional value ("par value") of the underlying in exchange for the underlying. If the Fund is a buyer and no event of default occurs, the Fund will have made a stream of payments to the seller without having benefited from the default protection it purchased. However, if an event of default occurs, the Fund, as a buyer, will receive the full notional value of the underlying that may have little or no value following default. As a seller, the Fund receives a fixed rate of income throughout the term of the contract, provided there is no default. If an event of default occurs, the Fund would be obligated to pay the notional value of the underlying in return for the receipt of the underlying. The value of the underlying received by the Fund, coupled with the periodic payments previously received, may be less than the full notional value it pays to the buyer, resulting in a loss of value to the Fund. Credit default swaps involve different risks than if the Fund invests in the underlying directly. For example, credit default swaps would increase credit risk by providing the Fund with exposure to both the issuer of the referenced obligation (typically a debt obligation) and the counterparty to the credit default swap. Credit default swaps may in some cases be illiquid. Furthermore, the definition of a "credit event" triggering the seller's payment obligations under a credit default swap may not encompass all of the circumstances in which the buyer may suffer credit-related losses on an obligation of a referenced entity.

The Fund may enter into total return swap agreements. Total return swap agreements are contracts in which one party agrees to make periodic payments based on the change in market value of underlying assets, which may include a specified security, basket of securities, defined portfolios of bonds, loans and mortgages, or securities indexes during the specified period, in return for periodic payments based on a fixed or variable interest rate or the total return from other underlying assets. Total return swap agreements may be used to obtain exposure to a security or market without owning or taking physical custody of such security or market.

Total return swap agreements may effectively add leverage to the Fund's portfolio because, in addition to its total net assets, the Fund would be subject to investment exposure on the notional amount of the swap.

Total return swaps are a mechanism for the user to accept the economic benefits of asset ownership without utilizing the balance sheet. The other leg of the swap, is spread to reflect the non-balance sheet nature of the product. Total return swaps can be designed with any underlying asset agreed between two parties. Typically, no notional amounts are exchanged with total return swaps. Total return swap agreements entail the risk that a party will default on its payment obligations to the Fund thereunder. Swap agreements also entail the risk that the Fund will not be able to meet its obligation to the counterparty. Generally, the Fund will enter into total return swaps on a net basis (i.e., the two payment streams are netted out with the Fund receiving or paying, as the case may be, only the net amount of the two payments). Fully funded total return swaps have economic and risk characteristics similar to credit-linked notes, which are described above.

Caps, floors, collars and swaptions are privately negotiated option-based derivative products. Like a put or call option, the buyer of a cap or floor pays a premium to the writer. In exchange for that premium, the buyer receives the right to a payment equal to the differential if the specified index or rate rises above (in the case of a cap) or falls below (in the case of a floor) a pre-determined strike level. Like swaps, obligations under caps and floors are calculated based upon an agreed notional amount, and, like most swaps (other than foreign currency swaps), the entire notional amount is not exchanged. A collar is a combination product in which one party buys a cap from and sells a floor to another party. Swaptions give the holder the right to enter into a swap. The Fund may use one or more of these derivative products in addition to or in lieu of a swap involving a similar rate or index.

Under current market practice, swaps, caps, collars and floors between the same two parties are generally documented under a "master agreement." In some cases, options and forward contracts between the parties may also be governed by the same master agreement. In the event of a default, amounts owed under all transactions entered into under, or covered by, the same master agreement would be netted, and only a single payment would be made.

Generally, the Fund would calculate the obligations of the swap agreements' counterparties on a "net basis." Consequently, the Fund's current obligation (or rights) under a swap agreement will generally be equal only to the net amount to be paid or received under the agreement based on the relative values of the positions held by each counterparty to the swap agreement (the "net amount"). The Fund's current obligation under a swap agreement will be accrued daily (offset against any amounts owed to the Fund).

The swap market has grown substantially in recent years with a large number of banks and investment banking firms acting both as principals and as agents using standardized swap agreements. As a result, the use of swaps has become more prevalent in comparison with the markets for other similar instruments that are also traded in OTC markets.

Swaps and other derivatives involve risks. One significant risk in a swap, cap, floor, collar or swaption is the volatility of the specific interest rate, currency or other underlying that determines the amount of payments due to and from the Fund. This is true whether these derivative products are used to create additional risk exposure for the Fund or to hedge, or manage, existing risk exposure. If under a swap, cap, floor, collar or swaption agreement the Fund is obligated to make a payment to the counterparty, the Fund must be prepared to make the payment when due. The Fund could suffer losses with respect to such an agreement if the Fund is unable to terminate the agreement or reduce its exposure through offsetting transactions. Further, the risks of caps, floors and collars, like put and call options, may be unlimited for the seller if the cap or floor is not hedged or covered, but is limited for the buyer.

Because under swap, cap, floor, collar and swaption agreements a counterparty may be obligated to make payments to the Fund, these derivative products are subject to risks related to the counterparty's creditworthiness, in addition to other risks discussed in this SAI. If a counterparty defaults, the Fund's risk of loss will consist of any payments that the Fund is entitled to receive from the counterparty under the agreement (this may not be true for currency swaps that require the delivery of the entire notional amount of one designated currency in exchange for the other). Upon default by a counterparty, however, the Fund may have contractual remedies under the swap agreement.

The Fund will enter into swaps only with counterparties that SIMC believes to be creditworthy.

The swap market is a relatively new market for which regulations are still being developed. The Dodd-Frank Act has substantially altered and increased the regulation of swaps. Swaps are broadly defined in the Dodd-Frank Act, CFTC rules and SEC rules, and also include commodity options and non-deliverable forwards. Additionally, the Dodd-Frank Act divided the regulation of swaps between commodity swaps (such as swaps on interest rates, currencies, physical commodities, broad -based stock indexes, and broad-based credit default swap indexes), regulated by the CFTC, and security-based swaps (such as equity swaps and single name credit default swaps), regulated by the SEC. The CFTC will determine which categories of swaps will be required to be traded on regulated exchange-like platforms, such as swap execution facilities, and which will be required to be centrally cleared. Cleared swaps must be cleared through futures commission merchants registered with the CFTC, and such futures commission merchants will be required to collect margin from customers for such cleared swaps. Additionally, all swaps are subject to reporting to a swap data repository. Dealers in swaps are required to register with the CFTC as swap dealers and are required to comply with extensive regulations regarding their external and internal business conduct practices, regulatory capital requirements, and rules regarding the holding of counterparty collateral.

Highly Volatile Markets. The prices of derivative instruments, including swaps, futures and options, can be highly volatile. Price movements of swaps, forward, futures and other derivative contracts in which the Fund's assets may be invested are influenced by, among other things, interest rates, changing supply and demand relationships, trade, fiscal, monetary and exchange control programs and policies of governments, and national and international political and economic events and policies. In addition, governments from time to time intervene, directly and by regulation, in certain markets, particularly those in currencies, financial instruments, futures and options. Such intervention often is intended directly to influence prices and may, together with other factors, cause all of such markets to move rapidly in the same direction because of, among other things, interest rate fluctuations. Securities or commodities exchanges typically have the right to suspend or limit trading in any instrument traded on the exchanges. A suspension could render it impossible for the Adviser to liquidate positions and could thereby expose the Fund to losses.

Repurchase Agreements. Repurchase agreements are agreements under which the Fund purchases securities from a bank that is a member of the Federal Reserve System, a foreign bank or a securities dealer that agrees to repurchase the securities from the Fund at a higher price on a designated future date. If the seller under a repurchase agreement becomes insolvent or otherwise fails to repurchase the securities, the Fund would have the right to sell the securities. This right, however, may be restricted, or the value of the securities may decline before the securities can be liquidated. In the event of the commencement of bankruptcy or insolvency proceedings with respect to the seller of the securities before the repurchase of the securities under a repurchase agreement is accomplished, the Fund might encounter a delay and incur costs, including a decline in the value of the securities, before being able to sell the securities. Repurchase agreements that are subject to foreign law may not enjoy protections comparable to those provided to certain repurchase agreements under U.S. bankruptcy law, and they therefore may involve greater risks.

Reverse Repurchase Agreements and Sale-Buybacks. Reverse repurchase agreements are transactions in which the Fund sells portfolio securities to financial institutions, such as banks and broker-dealers, and agrees to repurchase them at a mutually agreed-upon date and price that is higher than the original sale price. Reverse repurchase agreements are similar to a fully collateralized borrowing by the Fund. Reverse repurchase agreements involve risks. Reverse repurchase agreements are a form of leverage, and the use of reverse repurchase agreements by the Fund may increase the Fund's volatility. Reverse repurchase agreements are also subject to the risk that the other party to the reverse repurchase agreement will be unable or unwilling to complete the transaction as scheduled, which may result in losses to the Fund. Reverse repurchase agreements also involve the risk that the market value of the securities sold by the Fund may decline below the price at which it is obligated to repurchase the securities. In addition, when the Fund invests the proceeds it receives in a reverse repurchase transaction, there is a risk that those investments may decline in value. In this circumstance, the Fund could be required to sell other investments in order to meet its obligations to repurchase the securities.

In a sale-buyback transaction, the Fund sells an underlying security for settlement at a later date. A sale-buyback is similar to a reverse repurchase agreement, except that in a sale-buyback the counterparty who purchases the security is entitled to receive any principal or interest payments made on the underlying security pending settlement of the Fund's repurchase of the underlying security.

Investments in Hedge Funds. The Fund and underlying CLOs may invest in unregistered hedge funds to gain exposure to certain asset classes. Hedge funds are not subject to the same regulatory requirements as the funds and other registered investment companies, and an investing fund may not be able to rely on the protections under the 1940 Act that are available to investors in registered investment companies.

There are often advance notice requirements and withdrawal windows that limit investors' ability to readily redeem shares of a hedge fund. If a hedge fund were to engage in activity deemed inappropriate by a fund or pursue a different strategy than the fund was led to believe, the fund may not be able to withdraw its investment in a hedge fund promptly after a decision has been made to do so, causing the fund to incur a significant loss and adversely affect its total return.

Hedge funds are not required to provide periodic pricing or valuation information to investors, and such funds often engage in leveraging, short-selling, commodities investing, and other speculative investment practices that are not fully disclosed and may increase the risk of investment loss. Their underlying holdings and investment strategies are not as transparent to investors or typically as diversified as those of traditional open-end funds; therefore, an investing fund is unable to look through to the hedge fund's underlying investments in determining compliance with its own investment restrictions.

For the various reasons cited above, investments in a hedge fund are generally considered illiquid by an investing fund. Valuations of illiquid investments involve various judgments and consideration of factors that may be subjective, and there is a risk that inaccurate valuations of hedge fund positions could adversely affect the stated value of the fund. Fund investors should be aware that situations involving uncertainties as to the valuation of portfolio positions could have an adverse effect on the fund's net assets, which, in turn, would affect amounts paid on redemptions of fund shares if the judgments made regarding appropriate valuations should be proven incorrect. If the net asset value of a fund is not accurate, purchasing or redeeming shareholders may pay or receive too little or too much for their shares and the interests of remaining shareholders may become overvalued or diluted.

Investments in Asset-Backed Securities. The Fund and CLOs may invest in asset-backed securities. Asset-backed securities are securities that are backed primarily by the cash flows of a discrete pool of fixed or revolving receivables or other financial assets that by their terms convert into cash within a finite time period. Asset-backed securities include mortgage-backed securities, but the term is more commonly used to refer to securities supported by non-mortgage assets such as auto loans, motor vehicle leases, student loans, credit card receivables, floorplan receivables, equipment leases and peer-to-peer loans. The assets are removed from any potential bankruptcy estate of an operating company through the true sale of the assets to an issuer that is a special purpose entity, and the issuer obtains a perfected security interest in the assets. Payments of principal of and interest on asset-backed securities rely entirely on the performance of the underlying assets. Asset-backed securities are generally not insured or guaranteed by the related sponsor or any other entity and therefore, if the assets or sources of funds available to the issuer are insufficient to pay those securities, the Funds will incur losses. In addition, asset-backed securities entail prepayment risk that may vary depending on the type of asset, but is generally less than the prepayment risk associated with mortgage-backed securities.

Losses may be greater for asset-backed securities that are issued as "pass-through certificates" rather than as debt securities, because those types of certificates only represent a beneficial ownership interest in the related assets and their payment is based primarily on collections actually received. For asset-backed securities as a whole, if a securitization issuer defaults on its payment obligations due to losses or shortfalls on the assets held by the issuer, a sale or liquidation of the assets may not be sufficient to support payments on the securities and the Fund or Credit Investments, as securityholders, may suffer a loss.

Leveraged ETFs. The Fund and CLOs may invest in leveraged ETFs. ETFs are investment companies that are registered under the 1940 Act as open-end funds or unit investment trusts. ETFs are actively traded on national securities exchanges and are generally based on specific domestic and foreign market indexes. An index-based ETF seeks to track the performance of an index by holding in its portfolio either the contents of the index or a representative sample of the securities in the index. Because ETFs are based on an underlying basket of stocks or an index, they are subject to the same market fluctuations as these types of securities in volatile market swings.

Leveraged ETFs contain all of the risks that non-leveraged ETFs present. Additionally, to the extent the Fund invests in ETFs that achieve leveraged exposure to their underlying indexes through the use of derivative instruments, the Fund will indirectly be subject to leverage risk and other risks associated with derivatives. The more these ETFs invest in derivative instruments that give rise to leverage, the more this leverage will magnify any losses on those investments. Because leverage tends to exaggerate the effect of any increase or decrease in the value of an ETF's portfolio securities or other investments, leverage will cause the value of an ETF's shares to be more volatile than if the ETF did not use leverage. A leveraged ETF will engage in transactions and purchase instruments that give rise to forms of leverage, including, among others, the use of reverse repurchase agreements and other borrowings, the investment of collateral from loans of portfolio securities, the use of when issued, delayed-delivery or forward commitment transactions or short sales. Certain types of leveraging transactions, such as short sales that are not "against the box," could theoretically be subject to unlimited losses in cases where a leveraged ETF, for any reason, is unable to close out the transaction. In addition, to the extent a leveraged ETF borrows money, interest costs on such borrowed money may not be recovered by any appreciation of the securities purchased with the borrowed funds and could exceed the ETF's investment income, resulting in greater losses. Such ETFs often "reset" daily, meaning that they are designed to achieve their stated objectives on a daily basis. Due to the effect of compounding, their performance over longer periods of time can differ significantly from the performance (or inverse of the performance) of their underlying index or benchmark during the same period of time, which may be enhanced during the periods of increased market volatility. Consequently, leveraged ETFs may not be suitable as long-term investments.

Leveraged inverse ETFs contain all of the risks that regular ETFs present. Additionally, to the extent the Fund invests in ETFs that seek to provide investment results that match a negative multiple of the performance of an underlying index, the Fund will indirectly be subject to the risk that the performance of such ETF will fall as the performance of that ETF's benchmark rises-a result that is the opposite from traditional mutual funds. Leveraged inverse ETFs contain all of the risks that regular ETFs present, but also pose all of the risks associated with other leveraged ETFs as well as other inverse ETFs. These investment vehicles may be extremely volatile and can potentially expose an investing Fund to theoretically unlimited losses.

Pay-In-Kind Bonds. The Fund may invest in pay-in-kind, or "PIK," bonds. PIK bonds are bonds which pay interest through the issuance of additional debt or equity securities instead of cash. Similar to zero coupon obligations, pay-in-kind bonds also carry additional risk as holders of these types of securities realize no cash until the cash payment date unless a portion of such securities is sold and, if the issuer defaults, a Fund may obtain no return at all on its investment. The market price of pay-in-kind bonds is affected by interest rate changes to a greater extent, and therefore tends to be more volatile, than that of securities which pay interest in cash. Additionally, current U.S. federal tax law requires the holder of pay-in-kind bonds to accrue income with respect to these securities prior to the receipt of cash payments. To maintain its qualification as a regulated investment company and avoid liability for U.S. federal income and excise taxes, the Fund may be required to distribute income accrued with respect to these securities and may have to dispose of portfolio securities under disadvantageous circumstances in order to generate cash to satisfy these distribution requirements. The higher yields and interest rates on PIK bonds reflect the payment deferral and increased credit risk associated with such instruments, and PIK bonds may represent a significantly higher credit risk than coupon loans. In addition, PIK bonds may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral.

INVESTMENT OBJECTIVE AND RESTRICTIONS

Investment Objective. The Fund's investment objective is described in the Prospectuses. The Fund's investment objective is non-fundamental, and may be changed without shareholder approval. However, the Board must approve any changes to a non-fundamental investment objective, and the Fund will generally notify shareholders at least 60 days prior to a material change in the Fund's investment objective.

Fundamental Investment Restrictions. The Fund has adopted the following investment restrictions as fundamental policies. These restrictions cannot be changed with respect to the Fund without the approval of the holders of a majority of the Fund's outstanding voting securities. For purposes of the 1940 Act, a majority of the outstanding voting securities of the Fund means the vote, at an annual or a special meeting of the security holders of the Fund, of the lesser of (1) 67% or more of the voting securities of the Fund present at such meeting, if the holders of more than 50% of the outstanding voting securities of the Fund are present or represented by proxy, or (2) more than 50% of the outstanding voting securities of the Fund. The percentage limitations contained in the restrictions and policies set forth herein apply at the time of purchase of securities.

1.  The Fund may not concentrate investments in a particular industry or group of industries, as concentration is defined under the 1940 Act, the rules and regulations thereunder or any exemption therefrom, as such statute, rules or regulations may be amended or interpreted from time to time.

2.  The Fund may borrow money or issue senior securities (as defined under the 1940 Act), except as prohibited under the 1940 Act, the rules and regulations thereunder or any exemption therefrom, as such statute, rules or regulations may be amended or interpreted from time to time.

3.  The Fund may make loans, except as prohibited under the 1940 Act, the rules and regulations thereunder or any exemption therefrom, as such statute, rules or regulations may be amended or interpreted from time to time.

4.  The Fund may purchase or sell commodities or real estate, except as prohibited under the 1940 Act, the rules and regulations thereunder or any exemption therefrom, as such statute, rules or regulations may be amended or interpreted from time to time.

5.  The Fund may underwrite securities issued by other persons, except as prohibited under the 1940 Act, the rules and regulations thereunder or any exemption therefrom, as such statute, rules or regulations may be amended or interpreted from time to time.

In addition, the Fund has adopted a fundamental policy that it will make quarterly repurchase offers pursuant to Rule 23c-3 of the 1940 Act, as such rule may be amended from time to time, for between 5% and 25% of the Shares outstanding at NAV, unless suspended or postponed in accordance with regulatory requirements, and each repurchase pricing shall occur no later than the 14th day after the Repurchase Request Deadline (as defined in the Prospectuses), or the next business day if the 14th day is not a business day.

In applying the Fund's policy on concentration (i.e., investing more than 25% of its total assets in the securities of issuers primarily engaged in the same industry) described above: (i) utility companies will be divided according to their services, for example, gas, gas transmission, electric, and telephone will each be considered a separate industry; (ii) financial service companies will be classified according to the end users of their services, for example, automobile finance, bank finance, and diversified finance will each be considered a separate industry; (iii) asset-backed securities will be classified according to the underlying assets securing such securities; and (iv) the Fund may invest without limitation in securities issued or guaranteed by the U.S. government, its agencies or instrumentalities and repurchase agreements involving such securities or tax-exempt obligations of state or municipal governments and their political subdivisions.

Except for the Fund's policy with respect to borrowing, any investment restriction that involves a maximum percentage of securities or assets shall not be considered to be violated unless an excess over the percentage occurs immediately after an acquisition of securities or utilization of assets and such excess results therefrom. The Fund will reduce its borrowing amount within three days (not including Sundays and holidays), if its asset coverage falls below the amount required by the 1940 Act.

The following descriptions of the 1940 Act may assist investors in understanding the above policies and restrictions.

Borrowing. The 1940 Act presently allows an investment company to borrow from any bank in an amount up to 331/3% of its total assets (including the amount borrowed) and to borrow for temporary purposes in an amount not exceeding 5% of its total assets. Transactions that are fully collateralized in a manner that does not involve the prohibited issuance of a "senior security" within the meaning of Section 18(f) of the 1940 Act, shall not be regarded as borrowings for the purposes of the Fund's investment restriction.

Concentration. The SEC staff has defined concentration as investing 25% or more of an investment company's total assets in an industry or group of industries, with certain exceptions.

Lending. Under the 1940 Act, an investment company may only make loans if expressly permitted by its investment policies.

Senior Securities. Senior securities may include any obligation or instrument issued by the Fund evidencing indebtedness. The 1940 Act generally prohibits funds from issuing senior securities, although the 1940 Act does provide allowances for certain borrowings. In addition, Rule 18f-4 under the 1940 Act permits the Fund to enter into derivatives transactions, notwithstanding the prohibitions and restrictions on the issuance of senior securities under the 1940 Act, provided that the fund complies with the conditions of Rule 18f-4.

Underwriting. Under the 1940 Act, underwriting securities involves an investment company purchasing securities directly from an issuer for the purpose of selling (distributing) them or participating in any such activity either directly or indirectly.

TRUSTEES AND OFFICERS OF THE FUND

Members of the Board

There are four members of the Board, three of whom are not interested persons of the Fund, as that term is defined in the 1940 Act ("independent Trustees"). Robert A. Nesher, an interested person of the Fund, serves as Chairman of the Board. James M. Williams, an independent Trustee, serves as the lead independent Trustee. The Fund has determined its leadership structure is appropriate given the specific characteristics and circumstances of the Fund. The Fund made this determination in consideration of, among other things, the fact that the Board has a lead Independent Trustee, chairperson of each Committee of the Board is an independent Trustee, the amount of assets under management in the Fund and the number of classes of shares overseen by the Board. The Board also believes that its leadership structure facilitates the orderly and efficient flow of information to the independent Trustees from Fund management.

The Board has two standing committees: the Audit Committee and the Governance Committee. The Audit Committee and Governance Committee are each chaired by an independent Trustee and composed of all of the independent Trustees.

In his role as lead independent Trustee, Mr. Williams, among other things: (i) presides over Board meetings in the absence of the Chairman of the Board; (ii) presides over executive sessions of the independent Trustees; (iii) along with the Chairman of the Board, oversees the development of agendas for Board meetings; (iv) facilitates dealings and communications between the independent Trustees and management, and among the independent Trustees; and (v) has such other responsibilities as the Board or independent Trustees determine from time to time.

Set forth below are the names, years of birth, position with the Fund, the year in which the Trustee was elected and the principal occupations and other directorships held during at least the last five years of each of the persons currently serving as a Trustee of the Trust. There is no stated term of office for the Trustees of the Trust. However, each Trustee who is not an interested person of the Trust must retire from the Board by the end of the calendar year in which the Trustee attains the age of 75 years. Current members of the Board may, upon the unanimous vote of the Governance Committee and a majority vote of the full Board, continue to serve on the Board for a maximum of five successive one calendar year terms after attaining the age of 75 years. Unless otherwise noted, the business address of each Trustee is SEI Investments Company, One Freedom Valley Drive, Oaks, Pennsylvania 19456.

Interested Trustees.

ROBERT A. NESHER (Born: 1946)—Chairman of the Board of Trustees1 (since 2023)—President and Chief Executive Officer of the Fund since 2023. SEI employee since 1974; currently performs various services on behalf of SEI Investments for which Mr. Nesher is compensated. President and Director of SEI Structured Credit Fund, LP. Director of SEI Global Master Fund plc, SEI Global Assets Fund plc, SEI Global Investments Fund plc, SEI Investments—Global Funds Services, Limited, SEI Investments Global, Limited, SEI Investments (Europe) Ltd., SEI Investments—Unit Trust Management (UK) Limited, SEI Multi-Strategy Funds PLC and SEI Global Nominee Ltd. Trustee of The Advisors' Inner Circle Fund, The Advisors' Inner Circle Fund II, Bishop Street Funds, Frost Family of Funds and Catholic Responsible Investments Funds. President, Chief Executive Officer and Trustee of SEI Daily Income Trust, SEI Tax Exempt Trust, SEI Institutional Managed Trust, SEI Institutional Investments Trust, SEI Asset Allocation Trust, Adviser Managed Trust, New Covenant Funds, SEI Catholic Values Trust and SEI Exchange Traded Funds. President, Chief Executive Officer and Trustee of SEI Insurance Products Trust from 2013 to 2020. Trustee of The KP Funds from 2013 to 2020. Vice Chairman of Schroder Series Trust and Schroder Global Series Trust from 2017 to 2018. Vice Chairman of Gallery Trust from 2015 to 2018. Vice Chairman of Winton Diversified Opportunities Fund from 2014 to 2018. Vice Chairman of The Advisors' Inner Circle Fund III from 2014 to 2018.

Independent Trustees

NINA LESAVOY (Born: 1957)—Trustee (since 2023)—Founder and Managing Director, Avec Capital (strategic fundraising firm), since April 2008. Trustee/Director of SEI Structured Credit Fund, LP, SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Tax Exempt Trust, Adviser Managed Trust, New Covenant Funds, SEI Catholic Values Trust and SEI Exchange Traded Funds. Trustee of SEI Insurance Products Trust from 2013 to 2020. Managing Director, Cue Capital (strategic fundraising firm) from March 2002 to March 2008.

JAMES M. WILLIAMS (Born: 1947)—Trustee (since 2023)—Vice President and Chief Investment Officer, J. Paul Getty Trust, Non Profit Foundation for Visual Arts, since December 2002. Trustee/Director of Ariel Mutual Funds, SEI Structured Credit Fund, LP, SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Tax Exempt Trust, Adviser Managed Trust, New Covenant Funds, SEI Catholic Values Trust and SEI Exchange Traded Funds. Trustee/Director of SEI Insurance Products Trust from 2013 to 2020. President of Harbor Capital Advisors and Harbor Mutual Funds from 2000 to 2002. Manager of Pension Asset Management for Ford Motor Company from 1997 to 1999.

SUSAN C. COTE (Born: 1954)—Trustee (since 2023)—Retired since July 2015. Trustee/Director of SEI Structured Credit Fund, LP, SEI Tax Exempt Trust, SEI Daily Income Trust, SEI Institutional Managed Trust, SEI Asset Allocation Trust, SEI Institutional Investments Trust, Adviser Managed Trust, New Covenant Funds, SEI Catholic Values Trust and SEI Exchange Traded Funds. Trustee of SEI Insurance Products Trust from 2015 to 2020. Treasurer and Chair of Finance of the Investment and Audit Committee of the New York Women's Foundation from 2012 to 2017. Member of the Ernst & Young LLP Retirement Investment Committee from 2009 to 2015. Global Asset Management Assurance Leader, Ernst & Young LLP from 2006 to 2015. Partner of Ernst & Young LLP from 1997 to 2015. Americas Director of Asset Management of Ernst & Young LLP from 2006 to 2013. Employee of Prudential from 1983 to 1997.

Individual Trustee Qualifications. The Fund has concluded that each of the Trustees should serve on the Board because of their ability to review and understand information about the Fund provided to them by management, to identify and request other information they may deem relevant to the performance of their duties, to question management and other service providers regarding material factors bearing on the management and administration of the Fund and to exercise their business judgment in a manner that serves the best interests of the Fund's shareholders.

1  Mr. Nesher may be deemed to be an "interested" person of the Fund (as that term is defined in the 1940 Act) by virtue of his relationship with the Distributor and SEI.

The Fund has concluded that each of the Trustees should serve as a Trustee based on their own experience, qualifications, attributes and skills as described below.

The Fund has concluded that Mr. Nesher should serve as Trustee because of the experience he has gained in his various roles with SEI Investments Company, which he joined in 1974, his knowledge of and experience in the financial services industry and the experience he has gained serving as Trustee of the various SEI-sponsored registered investment companies ("SEI Funds") since 1989.

The Fund has concluded that Ms. Lesavoy should serve as Trustee because of the experience she gained as a Director of several private equity fundraising firms and marketing and selling a wide range of investment products to institutional investors, her experience in and knowledge of the financial services industry and the experience she has gained serving as Trustee of the various SEI Funds since 2003 and the various SEI Funds' Governance Chair since 2014.

The Fund has concluded that Mr. Williams should serve as Trustee because of the experience he gained as Chief Investment Officer of a non-profit foundation, the President of an investment management firm, the President of a registered investment company and the manager of a public company's pension assets, his experience in and knowledge of the financial services industry and the experience he has gained serving as Trustee of the various SEI Funds since 2004.

The Fund has concluded that Ms. Cote should serve as Trustee because of her education, knowledge of financial services and investment management, and the experience she has gained as a partner at a major accounting firm, where she served as both the Global Asset Management Assurance Leader and the Americas Director of Asset Management, and other professional experience gained through her prior employment and directorships.

In its periodic assessment of the effectiveness of the Board, the Board considers the complementary individual skills and experience of the individual Trustees primarily in the broader context of the Board's overall composition so that the Board, as a body, possesses the appropriate (and appropriately diverse) skills and experience to oversee the business of the Fund. Moreover, references to the qualifications, attributes and skills of Trustees are pursuant to requirements of the SEC, do not constitute holding out of, or a Board conclusion that, the Board or any Trustee has any special expertise or experience and shall not be deemed to impose any greater responsibility or liability on any such person or on the Board by reason thereof.

Board Standing Committees. The Board has established the following standing committees:

•  Audit Committee. The Board has a standing Audit Committee that is composed of each of the independent Trustees of the Fund. The Audit Committee operates under a written charter approved by the Board. The principal responsibilities of the Audit Committee include: (i) recommending which firm to engage as the Fund's independent auditor and whether to terminate this relationship; (ii) reviewing the independent auditor's compensation, the proposed scope and terms of its engagement and the firm's independence; (iii) pre-approving audit and non-audit services provided by the Fund's independent auditor to the Fund and certain other affiliated entities; (iv) serving as a channel of communication between the independent auditor and the Trustees; (v) reviewing the results of each external audit, including any qualifications in the independent auditor's opinion, any related management letter, management's responses to recommendations made by the independent auditor in connection with the audit, reports submitted to the Audit Committee by the internal auditing department of the Fund's administrator that are material to the Fund as a whole, if any, and management's responses to any such reports; (vi) reviewing the Fund's audited financial statements and considering any significant disputes between the Fund's management and the independent auditor that arose in connection with the preparation of those financial statements; (vii) considering, in consultation with the independent auditor and the Fund's senior internal accounting executive, if any, the independent auditor's report on the adequacy of the Fund's internal financial controls; (viii) reviewing, in consultation with the Fund's independent auditor, major changes regarding auditing and accounting principles and practices to be followed when preparing the Fund's financial statements; and (ix) other audit related matters. Mr. Williams and Mmes. Lesavoy and Cote currently serve as members of the Audit Committee. The Audit Committee meets periodically, as necessary.

•  Governance Committee. The Board has a standing Governance Committee that is composed of each of the Independent Trustees of the Fund. The Governance Committee operates under a written charter approved by the Board. The principal responsibilities of the Governance Committee include: (i) considering and reviewing Board governance and compensation issues; (ii) conducting a self-assessment of the Board's operations; (iii) selecting and nominating all persons to serve as Independent Trustees and evaluating the qualifications of "interested" (as that term is defined under the 1940 Act) Trustee candidates; and (iv) reviewing shareholder recommendations for nominations to fill vacancies on the Board if such recommendations are submitted in writing and addressed to the Governance Committee at the Fund's offices, which are located at One Freedom Valley Drive, Oaks, Pennsylvania 19456. Mr. Williams and Mmes. Lesavoy and Cote currently serve as members of the Governance Committee. The Governance Committee shall meet at the direction of its Chair as often as appropriate to accomplish its purpose. In any event, the Governance Committee shall meet at least once each year.

Fund Shares Owned by Board Members. The Fund is required to show the dollar amount range of each Trustee's "beneficial ownership" of shares of the Fund as of the end of the most recently completed calendar year. Dollar amount ranges disclosed are established by the SEC. "Beneficial ownership" is determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the "1934 Act").

Because the Fund is new, as of the date of this SAI, the Trustees did not beneficially own shares of the Fund. The Trustees and officers of the Fund own less than 1% of the outstanding shares of the Fund.

Board Compensation. The following table sets forth information regarding the estimated total compensation payable by the Fund during its fiscal year ending July 31, 2024 to the persons who serve as Trustees of the Fund.

Name	Estimated Aggregate Compensation	Pension or Retirement Benefits Accrued as Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Estimated Total Compensation From the Fund
Interested
Mr. Nesher	$0	$0	$0	$0
Independent
Ms. Lesavoy	$10,000	$0	$0	$10,000
Mr. Williams	$10,000	$0	$0	$10,000
Ms. Cote	$10,000	$0	$0	$10,000

Fund Officers. Set forth below are the names, dates of birth, position with the Fund, length of term of office and the principal occupations for the last five years of each of the persons currently serving as officers of the Fund. Unless otherwise noted, the business address of each officer is SEI Investments Company, One Freedom Valley Drive, Oaks, Pennsylvania 19456. None of the officers, except for Stephen Panner, the Chief Compliance Officer ("CCO") of the Fund, receives compensation from the Fund for his or her services.

Certain officers of the Fund also serve as officers to one or more mutual funds to which SEI or its affiliates act as investment adviser, administrator or distributor.

The officers of the Fund have been elected by the Board. Each officer shall hold office until the election and qualification of his or her successor or until earlier resignation or removal.

ROBERT A. NESHER (Born: 1946)—President and Chief Executive Officer (since 2023)—See biographical information above under the heading "Interested Trustees."

TIMOTHY D. BARTO (Born: 1968)—Vice President and Secretary (since 2023)—Vice President and Secretary of SEI Institutional Transfer Agent, Inc. since 2009. General Counsel and Secretary of SIMC since 2004. Vice President of SIMC and the Administrator since 1999. Vice President and Assistant Secretary of SEI since 2001.

STEPHEN G. MACRAE (Born: 1967)—Vice President (since 2023)—Director of Global Investment Product Management since January 2004.

STEPHEN F. PANNER (Born: 1970)—Chief Compliance Officer (since 2023)—Chief Compliance Officer of SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Tax Exempt Trust, Adviser Managed Trust, New Covenant Funds, SEI Catholic Values Trust, SEI Exchange Traded Funds, SEI Structured Credit Fund LP, The Advisors' Inner Circle Fund, The Advisors' Inner Circle Fund II, Bishop Street Funds, Frost Family of Funds, The Advisors' Inner Circle Fund III, Gallery Trust, Delaware Wilshire Private Markets Fund, Delaware Wilshire Private Markets Master Fund, Delaware Wilshire Private Markets Tender Fund and Catholic Responsible Investments Funds since September 2022. Fund Compliance Officer of SEI Investments Company from February 2011 to September 2022. Fund Accounting Director and CFO and Controller for the SEI Funds from July 2005 to February 2011.

KATHERINE MASON (Born: 1979)—Vice President and Assistant Secretary (since 2023)—Vice President and Assistant Secretary of SIMC since 2022. Consulting Attorney at Hirtle, Callaghan & Co. (investment company) from October 2021 to June 2022. Attorney at Stradley Ronon Stevens & Young, LLP (law firm) from September 2007 to July 2012.

DAVID F. MCCANN (Born: 1976)—Vice President and Assistant Secretary (since 2023)—General Counsel and Secretary of SEI Institutional Transfer Agent, Inc. since 2020. Vice President and Assistant Secretary of SIMC since 2008. Attorney at Drinker Biddle & Reath, LLP (law firm) from May 2005 to October 2008.

DONALD DUNCAN (Born: 1964)—Anti-Money Laundering Compliance Officer and Privacy Officer (since 2023)—Anti-Money Laundering Compliance Officer and Privacy Officer of SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Tax Exempt Trust, Adviser Managed Trust, New Covenant Funds, SEI Catholic Values Trust and SEI Exchange Traded Funds since 2023. Chief Compliance Officer and Global Head of Anti-Money Laundering Strategy of SEI Investments Company since January 2023. Head of Global Anti-Money Laundering Program for Hamilton Lane Advisors, LLC from August 2021 until December 2022. Senior VP and Supervising Principal of Hamilton Lane Securities, LLC from June 2016 to August 2021. Senior Director at AXA-Equitable from June 2011 until May 2016. Senior Director at PRUCO Securities, a subsidiary of Prudential Financial, Inc. from October 2005 until December 2009.

GLENN R. KURDZIEL (Born: 1974)—Controller and Chief Financial Officer (since 2023)—Controller and Chief Financial Officer of SEI Daily Income Trust, SEI Tax Exempt Trust, SEI Institutional Managed Trust, SEI Institutional International Trust, SEI Asset Allocation Trust, SEI Institutional Investments Trust, Adviser Managed Trust, New Covenant Funds, SEI Catholic Values Trust and SEI Exchange Traded Funds since August 2023. Assistant Controller of SEI Daily Income Trust, SEI Tax Exempt Trust, SEI Institutional Managed Trust, SEI Institutional International Trust, SEI Asset Allocation Trust, SEI Institutional Investments Trust, Adviser Managed Trust, New Covenant Funds and SEI Catholic Values Trust from 2017 to 2023. Assistant Controller of SEI Exchange Traded Funds from 2022 to 2023. Senior Manager of Funds Accounting of SEI Investments Global Funds Services from 2005 to 2023.

BRIAN VARGO (Born 1960)—Vice President and Assistant Secretary (since 2023)—Vice President and Assistant Secretary of SIMC since 2023; Vice President and Assistant Secretary of SEI Investment Strategies, LLC since 2023; Attorney at Royer Cooper Cohen Braunfeld LLC from May 2018 to February 2023; Attorney at K&L Gates LLP from January 2016 to December 2017; Attorney at Dechert LLP from September 2001 to December 2015.

MANAGEMENT

SEI Investments Management Corporation (referred to as "SIMC" or the "Adviser") serves as the investment adviser for the Fund. SIMC is a wholly-owned subsidiary of SEI (NASDAQ: SEIC), a leading global provider of outsourced asset management, investment processing and investment operations solutions. The principal business address of SIMC and SEI is One Freedom Valley Drive, Oaks, Pennsylvania 19456. SEI was founded in 1968 and is a leading provider of investment solutions to banks, institutional investors, investment advisers and insurance companies. As of December 31, 2022, SIMC had approximately $181.33 billion in assets under management.

Advisory Agreement. The Fund and SIMC have entered into an investment advisory agreement (the "Advisory Agreement"). Pursuant to the Advisory Agreement, SIMC provides the investment advisory services to the Fund.

The Investment Advisory Agreement sets forth a standard of care, pursuant to which the Adviser is responsible for performing services to the Fund, and also includes liability and indemnification provisions.

The continuance of the Investment Advisory Agreement after the first two (2) years must be specifically approved at least annually: (i) by the vote of a majority of the outstanding shares of that Fund or by the Trustees; and (ii) by the vote of a majority of the Trustees who are not parties to such Investment Advisory Agreement or "interested persons" of any party thereto, cast in-person at a meeting called for the purpose of voting on such approval. The Investment Advisory Agreement will terminate automatically in the event of its assignment and is terminable at any time without penalty by the Trustees of the Fund or by a majority of the outstanding shares of the Fund, on not less than 30 days' nor more than 60 days' written notice to SIMC.

Because the Fund is new and has not yet commenced operations, it has not paid any management fees to SIMC under the Advisory Agreement.

Administrator, Custodian, Transfer Agent and Distributor

General. SEI Investments Global Funds Services (the "Administrator"), a Delaware statutory trust, has its principal business offices at One Freedom Valley Drive, Oaks, Pennsylvania 19456. SIMC, a wholly-owned subsidiary of SEI Investments Company ("SEI"), is the owner of all beneficial interest in the Administrator. SEI and its subsidiaries and affiliates, including the Administrator, are leading providers of fund evaluation services, trust accounting systems, and brokerage and information services to financial institutions, institutional investors, and money managers. The Administrator and its affiliates also serve as administrator or sub-administrator to other funds.

Administration Agreement with the Fund. The Fund and the Administrator have entered into an administration and transfer agency agreement (the "Administration Agreement"). Under the Administration Agreement, the Administrator provides the Fund with certain services, among other responsibilities, administrative, tax, accounting services, portfolio compliance monitoring, and financial reporting for the maintenance and operations of the Fund. In addition, the Administrator makes available certain space, equipment, personnel and facilities to provide the services to the Fund.

For its administrative services, the Administrator receives a fee, which is calculated based upon the average daily net assets of the Fund and paid monthly by the Fund. As of the date of this SAI, the Fund had not commenced operations and, therefore, had not paid any administration fees to the Administrator.

Custodian. Brown Brother Harriman & Co. located 50 Post Office Square, Boston, MA 02110, serves as custodian (the "Custodian") for the Fund. The Custodian maintains in separate accounts cash, securities and other assets of the Fund, keeps all necessary accounts and records, and provides other services. The Custodian is required, upon the order of the Fund, to deliver securities held by it, in its capacity as custodian, and to make payments for securities purchased by the Fund.

Transfer Agent. UMB Fund Services, Inc. serves as the transfer agent for the Fund (the "Transfer Agent").

Distributor

The Fund and SEI Investments Distribution Co. (the "Distributor") are parties to a distribution agreement (the "Distribution Agreement"), whereby the Distributor acts as principal underwriter for the Fund's shares. The principal business address of the Distributor is One Freedom Valley Drive, Oaks, Pennsylvania 19456. The offering of the Fund's Shares is continuous on a daily basis and the Distributor distributes the Fund Shares on a best efforts and agency basis (not as principal).

The continuance of the Distribution Agreement must be specifically approved at least annually (i) by the vote of the Trustees or by a vote of the majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of the Trustees who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operations of the Distribution Agreement or any related agreement, cast in person at a meeting called for the purpose of voting on such approval. The Distribution Agreement will terminate automatically in the event of its assignment (as such term is defined in the 1940 Act), and is terminable at any time without penalty by the Board or, by the holders of a majority of the outstanding voting securities of the Fund, upon not less than sixty (60) days' written notice by either party.

Service of Fund Shares

The Fund has adopted a shareholder services plan and agreement (the "Service Plan") with respect to Class F Shares that allows such shares to pay service providers a fee in connection with the ongoing servicing of shareholder accounts owning such shares at an annual rate of up to 0.25% of average daily net assets of the Class F Shares. The Service Plan provides that shareholder service fees on Class F Shares will be paid to the Distributor, which may then be used by the Distributor to compensate financial intermediaries for providing shareholder services with respect to Class F Shares. Class Y Shares do not incur a fee for the Service Plan.

Portfolio Management

Compensation. The Adviser compensates the portfolio manager for his management of the Fund. The portfolio manager's compensation consists of a fixed annual salary, plus a discretionary annual bonus calculated on the following factors:

1.  Fund performance relative to a return objective and/or benchmark index;

2.  SEI corporate performance typically based upon earnings per share for a fiscal year; and

3.  Individual performance relative to annual goals and objectives.

Ownership of Fund Shares. As of the date of this SAI, the portfolio manager does not beneficially own any shares of the Fund.

Other Accounts. As of March 31, 2023, in addition to the Fund, the portfolio manager was responsible for the day-to-day management of certain other accounts, as listed below:

	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts	Total Assets (in millions)	Number of Accounts	Total Assets (in millions)	Number of Accounts	Total Assets (in millions)
David S. Aniloff	2	$3,166	3	$1,225	0	$0

No account listed above is subject to a performance-based advisory fee.

Conflicts of Interests. The portfolio manager's management of "other accounts" may give rise to potential conflicts of interest in connection with his management of the Fund's investments, on the one hand, and the investments of the other accounts, on the other. The other accounts include another closed-end registered investment company, portions of two U.S. registered high yield mutual funds and an Irish registered high yield fund (collectively, the "Other Accounts"). The Other Accounts might have a similar investment objective as the Fund or hold, purchase, or sell securities that are eligible to be held, purchased, or sold by the Fund. While the portfolio managers' management of the Other Accounts may give rise to the following potential conflicts of interest, the Adviser does not believe that the conflicts, if any, are material or, to the extent any such conflicts are material, the Adviser believes that it has designed policies and procedures that are reasonably designed to manage those conflicts in an appropriate way.

Knowledge of the Timing and Size of Fund Trades. A potential conflict of interest may arise as a result of the portfolio manager's day-to-day management of the Fund. Because of his position with the Fund, the portfolio manager knows the size, timing, and possible market impact of Fund trades. It is theoretically possible that the portfolio manager could use this information to the advantage of the Other Accounts and to the possible detriment of the Fund. However, the Adviser has adopted policies and procedures reasonably designed to allocate investment opportunities on a fair and equitable basis over time.

Investment Opportunities. A potential conflict of interest may arise as a result of the portfolio manager's management of the Fund and the Other Accounts which, in theory, may allow him to allocate investment opportunities in a way that favors the Other Accounts over the Fund. This conflict of interest may be exacerbated to the extent that the Adviser or the portfolio manager receive, or expect to receive, greater compensation from the management of the Other Accounts than the Fund. Notwithstanding this theoretical conflict of interest, it is the Adviser's policy to manage each account based on its investment objective and related restrictions and, as discussed above, the Adviser has adopted policies and procedures reasonably designed to allocate investment opportunities on a fair and equitable basis over time and in a manner consistent with each account's investment objectives and related restrictions. For example, while the portfolio manager may buy for an Other Account securities that differ in identity or quantity from securities bought for the Fund, such an approach might not be suitable for the Fund given its investment objective and related restrictions.

CODE OF ETHICS

The Board has adopted a Code of Ethics pursuant to Rule 17j-1 under the 1940 Act. In addition, SIMC and the Distributor have adopted Codes of Ethics pursuant to Rule 17j-1. These Codes of Ethics apply to the personal investing activities of trustees, officers and certain employees ("access persons"). Rule 17j-1 and the Codes of Ethics are reasonably designed to prevent unlawful practices in connection with the purchase or sale of securities by access persons. In addition, certain access persons are required to obtain approval before investing in initial public offerings or private placements or are prohibited from making such investments. Copies of these Codes of Ethics are on file with the SEC and are available to the public.

BROKERAGE ALLOCATION AND OTHER PRACTICES

It is the policy of the Fund to obtain the best results in connection with effecting its portfolio transactions taking into account certain factors as set forth below. The Fund's purchases of Credit Investments (as defined in the Prospectuses) generally will be subject to transaction expenses, as discussed below. In addition, the Fund anticipates that its other portfolio transactions will also be subject to transaction expenses.

The Fund bears any commissions or spreads in connection with its portfolio transactions. The Fund has no obligation to deal with any dealer or group of brokers or dealers in the execution of transactions in portfolio securities. Subject to policies established by the Trustees, SIMC is responsible for placing orders to execute Fund transactions. In placing brokerage orders, it is the Fund's policy to seek to obtain the best net results taking into account such factors as price (including the applicable dealer spread), size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. While SIMC generally seeks reasonably competitive spreads or commissions, the Fund will not necessarily be paying the lowest spread or commission available. The Fund will not purchase portfolio securities from any affiliated person acting as principal except in conformity with the regulations of the SEC.

The Fund does not expect to use one particular broker or dealer, and when one or more brokers is believed capable of providing the best combination of price and execution, SIMC may cause the Fund to select a broker based upon brokerage or research services provided to SIMC. SIMC may pay a higher commission than otherwise obtainable from other brokers in return for such services only if a good faith determination is made that the commission is reasonable in relation to the services provided.

Section 28(e) of the 1934 Act ("Section 28(e)") permits SIMC, under certain circumstances, to cause the Fund to pay a broker or dealer a commission for effecting a transaction in excess of the amount of commission another broker or dealer would have charged for effecting the transaction in recognition of the value of brokerage and research services provided by the broker or dealer. Brokerage and research services include: (i) furnishing advice as to the value of securities, the advisability of investing in, purchasing or selling securities and the availability of securities or purchasers or sellers of securities; (ii) furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts; and (iii) effecting securities transactions and performing functions incidental thereto (such as clearance, settlement and custody). In the case of research services, SIMC believes that access to independent investment research is beneficial to its investment decision-making processes and, therefore, to the Fund. In addition to agency transactions, SIMC may receive brokerage and research services in connection with certain riskless principal transactions, in accordance with applicable SEC guidance.

To the extent research services may be a factor in selecting brokers, such services may be in written form or through direct contact with individuals and may include information as to particular companies and securities as well as market, economic or institutional areas and information that assist in the valuation and pricing of investments. Examples of research-oriented services for which SIMC might utilize Fund commissions include research reports and other information on the economy, industries, sectors, groups of securities, individual companies, statistical information, political developments, technical market action, pricing and appraisal services, credit analysis, risk measurement analysis, performance and other analysis. SIMC may use research services furnished by brokers in servicing all client accounts and not all services may necessarily be used in connection with the account that paid commissions to the broker providing such services. Information so received by SIMC will be in addition to and not in lieu of the services required to be performed by SIMC under its Investment Advisory Agreement. Any advisory or other fees paid to SIMC are not reduced as a result of the receipt of research services.

In some cases SIMC may receive a service from a broker that has both a "research" and a "non-research" use. When this occurs, SIMC makes a good faith allocation, under all the circumstances, between the research and non-research uses of the service. The percentage of the service that is used for research purposes may be paid for with client commissions, while SIMC will use its own funds to pay for the percentage of the service that is used for non-research purposes. In making this good faith allocation, SIMC faces a potential conflict of interest, but SIMC believes that its respective allocation procedures are reasonably designed to ensure that they appropriately allocate the anticipated use of such services to their research and non-research uses.

Primary Market Transactions in Credit Investments

In a primary market Credit Investments, generally, there is one underwriter, one collateral manager, and many investors involved. Underwriters generate fees, ranging from 0.5% to 2% of the overall deal size, for engaging quality collateral managers, structuring deals, and selling the deal to the investment community. SIMC will evaluate each underwriter's structuring and placement abilities, quality of research, and dedication to the structured credit business as secondary considerations when comparing CLOs managed by like quality collateral managers. The fees the Fund pays underwriters will vary from deal to deal and are based on SIMC's perception of the value provided by the underwriter. In certain cases, SIMC may be able to obtain a reduction in the stated underwriter fees. However, there is no guarantee SIMC will be able to obtain a fee reduction on any particular deal. Any fee reductions obtained are reflected in purchase prices below par value. Fee reductions are less common when a deal is highly differentiated in terms of collateral composition or structure, when SIMC has a limited relationship with the collateral manager or when the deal is managed by a top tier collateral manager. Overall, SIMC seeks to invest with quality collateral managers at fair fee levels.

Secondary Market Transactions in Credit Investments

Secondary market transactions in Credit Investments include direct offerings from individual dealers and auctions on blocks of securities. Direct offerings consist of securities that are already owned by the dealer or the dealer is marketing the security on behalf of an investor. The Fund does not explicitly pay a commission when buying a direct offering. Rather, SIMC submits a bid for a security and, in the case of a dealer working on behalf of an existing investor, the dealer will attempt to purchase the security at a lower price from the seller. In auctions, known as BWICs (bids wanted in competition), a list of securities is distributed to several dealers who then solicit bids from their clients and submit them to the seller for possible execution. While BWICs are generally comprised of multiple securities for sale, bids and trades are submitted and executed on an individual security basis. Unlike direct offerings, participation on BWICs requires an explicit commission, usually the commission is set at 0.25 points above the bid level. The dealers to whom SIMC submits bids are those who SIMC believes provide superior analytics and insight.

CLO Managers

CLO managers incur transaction expenses in the management of their portfolios, which may decrease the value of the Fund's investment in Credit Investments. In view of the fact that the investment program of certain of the Credit Investments may include trading as well as investments, short-term market considerations will frequently be involved, and it is anticipated that the turnover rates of certain of the Credit Investments may be substantially greater than the turnover rates of other types of investment vehicles. In addition, the order execution practices of the Credit Investments may not be transparent to the Fund. Each CLO manager is responsible for placing orders for the execution of its portfolio transactions and for the allocation of its brokerage. SIMC has no direct or indirect control over the brokerage or portfolio trading policies employed by the CLO manager. Credit Investments will not necessarily pay the lowest commission available on each transaction, and may engage in transactions with broker-dealers based on different criteria than those that the Fund would consider. Credit Investments may not be subject to the same regulatory restrictions as the Fund on principal and agency transactions. The Fund indirectly bears the commissions or spreads in connection with the portfolio transactions of the Credit Investments.

No guarantee or assurance can be made that a CLO manager's brokerage transaction practices will be transparent or that the CLO managers will establish, adhere to, or comply with their stated practices. However, as Credit Investments typically are not investment companies registered under the 1940 Act and their managers may not be registered investment advisers under the Advisers Act, they may select brokers on a basis other than that outlined above and may receive benefits other than research or that benefit the Credit Investments' managers or their affiliates rather than the Credit Investments.

Because the Fund had not commenced operations as of the date of this SAI, no information regarding brokerage commissions paid is available.

REPURCHASE OFFERS

The Fund may suspend or postpone a repurchase offer only: (a) if making or effecting the repurchase offer would cause the Fund to lose its status as a regulated investment company under the Code; (b) for any period during which the NYSE or any market on which the securities owned by the Fund are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (c) for any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine the value of its net assets; or (d) for such other periods as the SEC may by order permit for the protection of Shareholders of the Fund.

The Fund must maintain liquid assets equal to the repurchase offer amount from the time that the shareholder notification is sent to Shareholders until the repurchase pricing date. The Fund will ensure that a percentage of its net assets equal to at least 100% of the repurchase offer amount consists of assets that can be sold or disposed of in the ordinary course of business at approximately the price at which the Fund has valued the investment within the time period between the repurchase request deadline and the repurchase payment deadline. The Fund has adopted procedures that are reasonably designed to ensure that the Fund's assets are sufficiently liquid so that the Fund can comply with these repurchase offer and the liquidity requirements. If, at any time, the Fund falls out of compliance with these liquidity requirements, the Fund will take whatever action it deems appropriate to ensure compliance.

The Fund may cause a mandatory repurchase or redemption of all or some of the Shares of a Shareholder, or any person acquiring Shares from or through a Shareholder, at NAV in accordance with the Declaration of Trust and Section 23 of the 1940 Act and Rule 23c-2 thereunder.

PROXY VOTING POLICY AND PROXY VOTING RECORD

The Fund has delegated proxy voting responsibilities to SIMC, subject to the Board's general oversight. As required by applicable regulations, SIMC must vote proxies in a manner consistent with the best interest of each investment advisory client who delegates voting responsibility to SIMC, which includes the Fund (each a "Client") and must not place its own interests above those of its Clients. SIMC has adopted its own written proxy voting policies, procedures and guidelines that are reasonably designed to meet this purpose (the "Procedures"). The Procedures may be changed as necessary to remain current with regulatory requirements and internal policies and procedures.

SIMC has elected to retain an independent proxy voting service (the "Service") to vote proxies with respect to its Clients. The Service votes proxies in accordance with guidelines (the "Proxy Guidelines") approved by SIMC's Proxy Voting Committee (the "Proxy Committee") with certain limited exceptions as outlined below. The Proxy Guidelines set forth the manner in which SIMC will vote, or the manner in which SIMC shall determine how to vote, with respect to matters that may come up for shareholder vote. The Service will review each matter on a case-by-case basis and, in most cases, vote the proxies in accordance with the Proxy Guidelines.

Prior to voting a proxy, the Service makes available to SIMC its recommendation on how to vote in light of the Proxy Guidelines. SIMC retains the authority to overrule the Service's recommendation in certain scenarios (as listed below) and instruct the Service to vote in a manner in variance with the Service's recommendation:

Recommendations by Engagement Vendor. In addition to retaining the Service, SIMC has also engaged a third party vendor to assist with engagement services (the "Engagement Service"). The Engagement Service strives to help investors manage reputational risk and increase corporate accountability through proactive, professional and constructive engagement. It does so by collaborating with investors, facilitating avenues of active ownership (including direct, constructive dialogue with companies) and assisting with shareholder resolutions and proxy voting decisions. As a result of this process, the Engagement Service will at times provide SIMC with proxy voting recommendations that may conflict with the Proxy Guidelines.

Consideration of Supplemental Solicitation Materials Prior to Proxy Submission Deadline. In certain situations, SIMC may become aware (e.g., via the Service) that an issuer intends to file or has filed additional solicitation materials after SIMC has received the Service's voting recommendations but before the voting submission deadline. In such circumstances, the Proxy Committee will consider whether such materials would reasonably be expected to affect SIMC's voting determination. If the Proxy Committee determines that such materials may reasonably impact SIMC's voting determination, it shall convene to further consider such materials before voting proxies.

In all circumstances identified above, the Proxy Committee shall convene and adhere to the conflicts provisions of the Procedures. For any proposal where the Proxy Committee determines that SIMC does not have a material conflict of interest, the Proxy Committee may overrule the Service's recommendation if the Proxy Committee reasonably determines that doing so is in the best interest of the Clients. For any proposal where the Proxy Committee determines that SIMC has a material conflict of interest, SIMC must vote in accordance with the Service's recommendation unless it has first fully disclosed to each Client holding the security at issue the nature of the conflict and obtained each Client's consent as to how SIMC will vote on the proposal. If the Proxy Committee decides to overrule the Service's recommendation, the Proxy Committee shall maintain a written record setting forth the basis of its decision.

In some circumstances, SIMC may determine it is in the best interest of its Clients to abstain from voting certain proxies. These include (but are not necessarily limited to) the following circumstances:

•  Proxy Guidelines do not cover an issue;

•  The Service does not make a recommendation on the issue;

•  SIMC determines that the costs of voting exceed the expected benefits to Clients;

•  The accounts engage in securities lending;

•  The vote is subject to "share blocking," which requires investors who intend to vote to surrender the right to dispose of their shares until after the shareholder meeting, potentially creating liquidity issues; and

•  The Proxy Committee is unable to convene to determine whether the proposal would be in the Client's best interests.

With respect to proxies of an affiliated investment company or series thereof, SIMC will vote such proxies in the same proportion as the vote of all other shareholders of the investment company or series thereof (i.e., "echo vote" or "mirror vote").

With respect to proxies in foreign jurisdictions, certain countries or issuers may require SIMC to have a duly executed power of attorney in place with such country or issuer in order to vote a proxy. The Service may execute, on behalf of SIMC, power of attorney requirements in order to satisfy these requirements. Under circumstances where the issuer, not the jurisdiction, requires an issuer-specific, shareholder-specific or other limited power of attorney in order to vote a proxy, the Service will coordinate with SIMC in order to execute such power of attorney. In these instances, it may not be convenient or practicable to execute a power of attorney in sufficient time to vote proxies in that meeting, and SIMC may abstain from voting.

For each proxy, SIMC maintains all related records as required by applicable law. The Fund is required to file how all proxies were voted with respect to portfolio securities held by the Fund. A Client may obtain, without charge, a copy of SIMC's Procedures and Proxy Guidelines, or information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30, by calling SIMC at 1-800-DIAL-SEI, by writing to SIMC at One Freedom Valley Drive, Oaks, Pennsylvania 19456 or on the SEC's website at http://www.sec.gov.

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

As of September 29, 2023, SEI Investments Company owned of record or beneficially 5% or more of the outstanding Shares of the Fund. SEI Investments Company provided the initial investment in the Fund and thus owns greater than 25% of the Fund's outstanding shares as of September 29, 2023. For so long as SEI Investments Company has a greater than 25% interest in the Fund, it may be deemed to be a "control person" of the Fund for purposes of the 1940 Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, located at 1601 Market Street, Philadelphia, Pennsylvania 19103, is the Fund's independent registered public accounting firm and audits the Fund's financial statements and performs other audit related services.

LEGAL COUNSEL

Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, is counsel to the Fund and has passed upon the validity of the Fund's Shares.

FINANCIAL STATEMENTS

SEI Alternative Income Fund
September 29, 2023
With Report of Independent Registered Public Accounting Firm

KPMG LLP
1601 Market Street
Philadelphia, PA 19103-2499

Report of Independent Registered Public Accounting Firm

To the Shareholders of the Fund and Board of Trustees

SEI Alternative Income Fund:

Opinion on the Financial Statements

We have audited the accompanying statement of assets and liabilities (in Organization) of SEI Alternative Income Fund (the Fund), as of September 29, 2023, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Fund as of September 29, 2023 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the auditor of one or more SEI Funds investment companies since 2005.

Philadelphia, Pennsylvania
October 4, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

SEI Alternative Income Fund

Statement of Assets and Liabilities (in Organization)

September 29, 2023

Assets
Cash equivalents	$100,000
Total assets	$100,000
Liabilities	$—
Net assets	$100,000
Net assets are comprised of:
Paid-in Capital	$100,000
Class F Shares issued and outstanding	10,000
Net asset value per share	$10.00

See accompanying notes to financial statements.

SEI Alternative Income Fund

Notes to Financial Statements

September 29, 2023

1.  Organization

SEI Alternative Income Fund (the "Fund") was organized as a Delaware statutory trust on February 28, 2023. The Fund is a non-diversified, closed-end management investment company registered with the SEC under the Investment Company Act of 1940 (the "1940 Act"). The offering of the Fund's shares is registered under the Securities Act of 1933, as amended (the "1933 Act"). The Fund is an "interval fund" that is designed primarily for long-term investors and not as a trading vehicle. The Fund's investment objectives is to generate income and, to a lesser extent, seek long-term capital appreciation.

The Fund offers two separate classes (each a "Class") of shares designated as Class Y ("Class Y Shares") and Class F ("Class F Shares") on a continuous basis at the net asset value ("NAV") per Share. Each Class of Shares is subject to different fees and expenses. The Fund may offer additional classes of Shares in the future. The Fund and SEI Investments Management Corporation ("SIMC" or the "Adviser") have been granted exemptive relief to, among other things, (i) designate multiple classes of Shares; (ii) impose on certain of the classes an early withdrawal charge and schedule waivers of such; and (iii) impose class specific annual asset-based distribution fees on the assets of the various classes of Shares to be used to pay for expenses incurred in fostering the distribution of the Shares of the particular class. Under the exemptive relief, the Fund and/or the Adviser are required to comply with certain regulations that would not otherwise apply. The Fund's Shares will be offered to new and existing investors daily, as of the close of business on each Business Day. A "Business Day" means any day on which the New York Stock Exchange is open for business.

The Fund has had no operations to date other than matters relating to its organization. To date, the only capital contribution to the Fund resulted in the issuance of 10,000 Class F Shares at a NAV of $10.00 per share as of September 29, 2023.

2.  Summary of Significant Accounting Policies

The following significant accounting policies, which are consistently followed in the preparation of the financial statements of the Fund. The Fund is an investment company and therefore applies the accounting and reporting guidance issued in Topic 946 by the Financial Accounting Standards Board ("FASB"). The following are significant accounting policies which are consistently followed in the preparation of the financial statements of the Fund.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts and disclosures in these financial statements. Actual results could differ from those estimates.

SEI Alternative Income Fund

Notes to Financial Statements (continued)

September 29, 2023

2.  Summary of Significant Accounting Policies (continued)

Indemnifications

In the normal course of business, the Fund may enter into contracts that provide general indemnifications by the Fund to the counterparty to the contract. The Fund's maximum exposure under these arrangements is dependent on future claims that may be made against the Fund and, therefore, cannot be established; however, based on experience, management believes the risk of loss from such claim is considered remote.

Expenses

The Adviser bears all of its own costs incurred in providing investment advisory services to the Fund, however, the Fund bears all other expenses incurred in the business and operation of the Fund, including payment to the Fund's service providers.

Organization and Offering Costs

The Adviser or an affiliate of the Adviser, has agreed to pay the organization and initial offering costs on behalf of the Fund. The organization and initial offering costs include preparation and filing incorporation documents, bylaws, declarations of trust, registration statements, board materials, state and federal registration of shares and audit fees. As a result, the Fund's financial statements do not reflect these organization and offering costs. Total organization and offering costs incurred through September 29, 2023 were approximately $498,700 and these amounts are also not subject to recapture by the Adviser or an affiliate of the Adviser. Any additional organization and offering costs incurred by the Fund will also be paid by the Adviser or an affiliate of the Adviser.

Income Taxes

The Fund intends to qualify annually as a "regulated investment company" under Sub-chapter M of the Internal Revenue Code of 1986, as amended. If so qualified, the Fund will not be subject to federal income tax to the extent it distributes substantially all of its net investment income and net capital gains to its shareholders.

The Fund will evaluate tax positions taken or expected to be taken in the course of preparing the Funds' tax returns to determine whether it is "more-likely-than not" (i.e., greater than 50-percent) that each tax position will be sustained upon examination by a taxing authority based on the technical merits of the position. Tax positions not deemed to meet the more-likely-than-not threshold will be recorded as a tax benefit or expense in the current year.

3.  Agreements

Investment Adviser

The Fund and SIMC have entered into an investment advisory agreement (the "Advisory Agreement"). Pursuant to the Advisory Agreement, and in consideration of the advisory

SEI Alternative Income Fund

Notes to Financial Statements (continued)

September 29, 2023

3.  Agreements (continued)

services provided by the Adviser to the Fund, the Adviser is entitled to the Management Fee. The Management Fee is calculated and payable monthly in arrears at the annual rate of 1.30% of the average daily value of the Fund's Net Assets. "Net Assets" means the total assets of the Fund minus the Fund's liabilities. For the Class F Shares, the Fund's administrator and its affiliates have contractually agreed until October 31, 2025 to waive fees and reimburse expenses in order to keep total direct annual operating expenses (but excluding interest from borrowings, prime broker fees, dividends and interest on securities sold short, Acquired Fund Fees and Expenses ("AFFE"), taxes, brokerage commissions, costs associated with litigation- or tax-related services, Trustee fees, and other non-routine expenses or extraordinary expenses not incurred in the ordinary course of the Fund's business) from exceeding 1.00%. The agreement may be amended or terminated only with the consent of the Board of the Fund. There is no guarantee that the contractual fee waiver agreement will continue after October 31, 2025.

The Investment Advisory Agreement sets forth a standard of care, pursuant to which the Adviser is responsible for performing services to the Fund, and also includes liability and indemnification provisions.

The continuance of the Investment Advisory Agreement after the first two (2) years must be specifically approved at least annually: (i) by the vote of a majority of the outstanding shares of that Fund or by the Trustees; and (ii) by the vote of a majority of the Trustees who are not parties to such Investment Advisory Agreement or "interested persons" of any party thereto, cast in-person at a meeting called for the purpose of voting on such approval. The Investment Advisory Agreement will terminate automatically in the event of its assignment and is terminable at any time without penalty by the Board of the Fund or by a majority of the outstanding shares of the Fund, on not less than 30 days' nor more than 60 days' written notice to SIMC.

Administrator

SEI Investments Global Funds Services (the "Administrator"), a Delaware statutory trust, has its principal business offices at One Freedom Valley Drive, Oaks, Pennsylvania 19456. SIMC, a wholly-owned subsidiary of SEI Investments Company ("SEI"), is the owner of all beneficial interest in the Administrator. The Administrator and its affiliates also serve as administrator or sub-administrator to other funds.

Distributor

SEI Investments Distribution Co. (the "Distributor") serves as the Fund's distributor. The Distributor, a wholly owned subsidiary of SEI, has its principal business address at One Freedom Valley Drive, Oaks, Pennsylvania 19456.

SEI Alternative Income Fund

Notes to Financial Statements (continued)

September 29, 2023

3.  Agreements (continued)

The Distributor serves as the Fund's Distributor pursuant to a distribution agreement (the "Distribution Agreement") with the Fund. The Distribution Agreement shall be reviewed and approved at least annually by: (i) by the vote of the Trustees or by a vote of the majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of the Trustees who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operations of the Distribution Agreement or any related agreement, cast in person at a meeting called for the purpose of voting on such approval. The Distribution Agreement will terminate automatically in the event of its assignment (as such term is defined in the 1940 Act), and is terminable at any time without penalty by the Board or, by the holders of a majority of the outstanding voting securities of the Fund, upon not less than sixty (60) days' written notice by either party.

Custodian and Transfer Agent

Brown Brothers Harriman & Co. ("BBH"), located at 50 Post Office Square, Boston, MA 02110, serves as custodian (the "Custodian"). As the Custodian, BBH maintains in separate accounts cash, securities and other assets of the Fund, keeps all necessary accounts and records, and provides other services. BBH is required, upon the order of the Fund, to deliver securities held by it, in its capacity as custodian, and to make payments for securities purchased by the Fund.

UMB Fund Services, Inc., located at 235 West Galena Street, Milwaukee, WI 53212, serves as the transfer agent for the Fund.

4.  Subsequent Events

Management on behalf of the Fund has evaluated the need for additional disclosures and/or adjustments resulting from subsequent events through the date the financial statements were issued. Based on this evaluation, no disclosures and/or adjustments were required to the financial statements.

APPENDIX A

PROXY VOTING POLICIES AND PROCEDURES

The Funds have delegated proxy voting responsibilities to SIMC, subject to the Board's general oversight. As required by applicable regulations, SIMC must vote proxies in a manner consistent with the best interest of each investment advisory client who delegates voting responsibility to SIMC, which includes the Funds (each a "Client") and must not place its own interests above those of its Clients. SIMC has adopted its own written proxy voting policies, procedures and guidelines that are reasonably designed to meet this purpose (the "Procedures"). The Procedures may be changed as necessary to remain current with regulatory requirements and internal policies and procedures.

SIMC has elected to retain an independent proxy voting service (the "Service") to vote proxies with respect to its Clients. The Service votes proxies in accordance with guidelines (the "Proxy Guidelines") approved by SIMC's Proxy Voting Committee (the "Proxy Committee") with certain limited exceptions as outlined below. The Proxy Guidelines set forth the manner in which SIMC will vote, or the manner in which SIMC shall determine how to vote, with respect to matters that may come up for shareholder vote. The Service will review each matter on a case-by-case basis and, in most cases, vote the proxies in accordance with the Proxy Guidelines.

Prior to voting a proxy, the Service makes available to SIMC its recommendation on how to vote in light of the Proxy Guidelines. SIMC retains the authority to overrule the Service's recommendation in certain scenarios (as listed below) and instruct the Service to vote in a manner in variance with the Service's recommendation:

•  Requests by Sub-Advisers to Direct Proxy Votes. Sub-Advisers retained by SIMC to manage the Funds may contact SIMC with requests that SIMC direct a proxy vote in a particular solicitation which would differ from the Service's recommendation.

•  Recommendations by Engagement Vendor. In addition to retaining the Service, SIMC has also engaged a third party vendor to assist with engagement services (the "Engagement Service"). The Engagement Service strives to help investors manage reputational risk and increase corporate accountability through proactive, professional and constructive engagement. It does so by collaborating with investors, facilitating avenues of active ownership (including direct, constructive dialogue with companies) and assisting with shareholder resolutions and proxy voting decisions. As a result of this process, the Engagement Service will at times provide SIMC with proxy voting recommendations that may conflict with the Proxy Guidelines. Recommendations from the Engagement Service to potentially override the Service's recommendation are expected to be limited to companies with which the Engagement Service is engaged on SIMC's behalf, and limited to proxy matters that bear on the subject of the engagement with that issuer.

In all circumstances identified above, the Proxy Committee shall convene and adhere to the conflicts provisions of the Procedures. For any proposal where the Proxy Committee determines that SIMC does not have a material conflict of interest, the Proxy Committee may overrule the Service's recommendation if the Proxy Committee reasonably determines that doing so is in the best interest of the Clients. For any proposal where the Proxy Committee determines that SIMC has a material conflict of interest, SIMC must vote in accordance with the Service's recommendation unless it has first fully disclosed to each Client holding the security at issue the nature of the conflict and obtained each Client's consent as to how SIMC will vote on the proposal. If the Proxy Committee decides to overrule the Service's recommendation, the Proxy Committee shall maintain a written record setting forth the basis of its decision.

In some circumstances, SIMC may determine it is in the best interest of its Clients to abstain from voting certain proxies. These include (but are not necessarily limited to) the following circumstances:

•  Proxy Guidelines do not cover an issue;

•  The Service does not make a recommendation on the issue;

•  SIMC determines that the costs of voting exceed the expected benefits to Clients;

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•  The accounts engage in securities lending;

•  The vote is subject to "share blocking," which requires investors who intend to vote to surrender the right to dispose of their shares until after the shareholder meeting, potentially creating liquidity issues; and

•  The Proxy Committee is unable to convene to determine whether the proposal would be in the Client's best interests.

With respect to proxies of an affiliated investment company or series thereof, SIMC will vote such proxies in the same proportion as the vote of all other shareholders of the investment company or series thereof (i.e., "echo vote" or "mirror vote").

With respect to proxies in foreign jurisdictions, certain countries or issuers may require SIMC to have a duly executed power of attorney in place with such country or issuer in order to vote a proxy. The Service may execute, on behalf of SIMC, power of attorney requirements in order to satisfy these requirements. Under circumstances where the issuer, not the jurisdiction, requires an issuer-specific, shareholder-specific or other limited power of attorney in order to vote a proxy, the Service will coordinate with SIMC in order to execute such power of attorney. In these instances, it may not be convenient or practicable to execute a power of attorney in sufficient time to vote proxies in that meeting, and SIMC may abstain from voting.

For each proxy, SIMC maintains all related records as required by applicable law. The Trust is required to file how all proxies were voted with respect to portfolio securities held by the Funds. A Client may obtain, without charge, a copy of SIMC's Procedures and Proxy Guidelines, or information regarding how the Funds voted proxies relating to portfolio securities during the most recent 12-month period ended June 30, by calling SIMC at 1-800-DIAL-SEI, by writing to SIMC at One Freedom Valley Drive, Oaks, Pennsylvania 19456 or on the SEC's website at http://www.sec.gov.

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